UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CONMED CORPORATION
(Name of Registrant as Specified In Its Charter)

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CONMED

2021 Notice of Annual Meeting of Stockholders
& Proxy Statement

Vision

Empower healthcare providers worldwide to deliver exceptional outcomes for patients.

CONMED... Imagine what we could do together.

Agility & Resilience

Notice of Annual Meeting of Stockholders

Date and Time:	Location:
Wednesday, May 19, 2021 at 1:30 p.m. (EDT)	www.proxydocs.com/CNMD

Record Date:	Proxy Mail Date:
March 29, 2021	On or about April 9, 2021

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CONMED Corporation (the “Company”) will be held virtually for the following purposes:

(1)	To elect ten directors to serve on the Company’s Board of Directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

(3)	To hold an advisory vote on named executive officer compensation;

(4)	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The stockholders of record at the close of business on March 29, 2021, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Due to the public health and safety concerns arising from the COVID-19 pandemic, this year’s Annual Meeting will be a “virtual” meeting. Stockholders will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.proxydocs.com/CNMD (the “Virtual Meeting Website”) and entering the 16-digit control number included on their Notice of Internet Availability, their proxy card or their voting instruction form. Details on how to register for and participate in the Annual Meeting remotely by means of the Virtual Meeting Website accompany this Proxy Statement, and are available on the Company’s website on the Annual Meeting page of the investor relations section.

Even if you plan to participate in the Annual Meeting, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Daniel S. Jonas Executive Vice President, Legal Affairs, General Counsel & Secretary

April 9, 2021

Virtual Meeting Instructions

Virtually Attending the Annual Meeting

For Stockholders Who Are Registered Holders

Stockholders of record at the close of business on the record date of March 29, 2021, may attend and participate in the Annual Meeting remotely by accessing the online meeting platform at www.proxydocs.com/CNMD (the “Virtual Meeting Website”), clicking on the “I have a login” button and entering the 16-digit control number found on their proxy card. Once admitted to the Annual Meeting, stockholders will be able to ask questions and vote during the Annual Meeting by following the instructions provided on the online platform and described below. We urge stockholders to log on 15 minutes prior to the start of the Annual Meeting:

Stockholders will also be able to view a List of Stockholders on the Virtual Meeting Website.

For Stockholders Whose Shares Are Held by a Broker (in Street Name)

Stockholders who hold shares through a broker, bank or other nominee (“Beneficial Holders”), may join the Annual Meeting remotely in one of two ways:

•

Beneficial Holders may join as a “Guest” in listen-only mode by accessing the Virtual Meeting Website using the link and password provided above, clicking on the “I am a guest” button and entering the requested information on the following screen. Beneficial Holders who login as guests will not be permitted to ask questions or vote.

•

Beneficial Holders who have obtained a legal proxy from the record holder and who wish to ask questions or vote, may join as a “Stockholder” but must register in advance by emailing an image of the legal proxy, in the Beneficial Holder’s name, from the broker, bank or other nominee that holds the shares as well as the Beneficial Holder’s address to legalproxy@computershare.com. A legal proxy can be obtained either by logging into the voting site listed on the previously-provided Voter Instruction Form and clicking on “Vote in person at the meeting” or by requesting one through the broker, bank or other nominee who is the registered holder of the shares. After completing this process, Computershare will provide the Beneficial Holder with a 16-digit control number that can be used to log in to Virtual Meeting Website using the link and password described above to ask questions or vote at the Annual Meeting

For Guests

Individuals who are not stockholders of record as of March 29, 2021 or registered Beneficial Holders may attend the Annual Meeting remotely as a “Guest” in listen-only mode by accessing the Virtual Meeting Website using the link provided above, clicking on the “I am a Guest” button and entering the requested information on the following screen. In order to ensure that there is sufficient time to respond to questions from stockholders, guests will not be permitted to ask questions.

Voting Shares Remotely

All stockholders are urged to vote and submit proxies in advance of the Annual Meeting by one of the methods described in this Proxy Statement. Stockholders are also encouraged to submit proxies as early as possible to avoid COVID-19 related processing delays.

Stockholders who have not voted their shares prior to the Annual Meeting or who wish to change their vote, may vote their shares electronically during the Annual Meeting by clicking on the “[Vote Here]” field on the Virtual Meeting Website.

2021 Proxy Statement

Virtual Meeting Instructions

Asking Questions Remotely

An opportunity will be provided to present questions and comments during the Question and Answer session of the Annual Meeting, which will include both questions submitted in advance and questions submitted live during the Annual Meeting. Only stockholders of record as of the close of business on the record date of March 29, 2021 and Beneficial Holders who have registered (as described above) may submit questions for the Annual Meeting.

Questions may be submitted both in advance of and during the Annual Meeting by accessing the Virtual Meeting Website using the link and password provided above, logging in as a “Stockholder” (as described above) and submitting the question through the “Ask a Question” field.

The Question and Answer session will be limited in time. Only questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions and answers, including answers to any pertinent questions that are not addressed during the meeting due to time constraints, will be posted after the meeting at https://www.conmed.com/en/aboutus/investors/corporategovernance/. The questions and answers will be available as soon as reasonably practicable after the Annual Meeting and will remain available until one week after posting.

Please see CONMED’s Rules of Meeting Conduct, which are posted on the Virtual Meeting Website as well as on CONMED’s Investor Relations webpage at https://www.conmed.com/en/aboutus/investors/investor-relations, for additional information about the rules and procedures for submitting questions.

Additional Information

Please visit the Virtual Meeting Website or CONMED’s Investor Relations webpage at https://www.conmed.com/en/about-us/investors/investor-relations to access the proxy statement and Annual Report as well as CONMED’s Rules of Meeting Conduct, which provides more information about the conduct of the Annual Meeting, including the Q&A process and how stockholders may have access to management and board members during the Annual Meeting.

Technical assistance will be available through the online platform during the Annual Meeting.

2021 Proxy Statement

CONMED CORPORATION

Proxy Statement

Annual Meeting of Stockholders

MAY 19, 2021

The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held virtually on Wednesday, May 19, 2021 at 1:30 p.m. (EDT), and during any adjournment or postponement thereof (the “Annual Meeting”). Stockholders will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www. www.proxydocs.com/CNMD (the “Virtual Meeting Website”) and entering the 16-digit control number included on their Notice of Internet Availability, their proxy card or their voting instruction form. The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the meeting and this Proxy Statement. This Proxy Statement, the related form of proxy and the Company’s Annual Report to Stockholders, including the Company’s Annual Report on Form 10-K, are being posted to the internet on or about April 9, 2021 to all stockholders of record on March 29, 2021, which is the record date for the Annual Meeting.

Shares of the Company’s common stock, par value $.01 per share (“Common Stock”), represented remotely via the Virtual Meeting Website or by proxy will be voted as described in this Proxy Statement or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy by executing and delivering a later-dated proxy, by delivering a written notice to the Secretary of the Company or by attending the Annual Meeting and voting remotely.

The persons named as proxies are Daniel S. Jonas and Sarah M. Oliker, who are, respectively, the Executive Vice President, Legal Affairs, General Counsel & Secretary, and Assistant General Counsel and Assistant Secretary, of the Company. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and other material enclosed, and all clerical and other expenses of the solicitation of proxies on the Company’s behalf, will be borne by the Company. In addition to the solicitation of proxies on behalf of the Company by use of mail, directors and officers of the Company and its subsidiaries may solicit proxies for no additional compensation by telephone, telegram, e-mail or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

Votes at the Annual Meeting will be tabulated by a representative of Mediant Communications, which has been appointed by the Company’s Board of Directors to serve as the inspector of election.

As part of our on-going precautions regarding the COVID-19, the Company is holding the Annual Meeting of Stockholders by means of remote communication. The details on how to participate remotely are available at https://www.conmed.com/en/about-us/investors/investor-relations, or at www.proxydocs.com/CNMD, and filed with the SEC and described further below.

Proposals to be Voted On at the Annual Meeting

There are three proposals expected to be submitted for stockholder approval at the Annual Meeting, one which is advisory in nature. The first proposal concerns the election of directors. The second proposal concerns ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. The third proposal concerns the advisory vote on named executive compensation. These proposals are more fully described below.

Voting Rights

The holders of record of the 29,076,211 shares of Common Stock outstanding on March 29, 2021 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock, remotely via the online platform or by proxy will constitute a quorum for the transaction of business at the

2021 Proxy Statement	1

Proxy Statement

meeting. Abstentions and “broker non-votes,” as further described below, will be counted for purposes of determining whether there is a quorum for the transaction of business at the meeting. Stockholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission (the “SEC”), boxes and a designated blank space are provided on the proxy card for stockholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with Delaware law, such abstentions are not counted in determining the votes cast at the meeting.

The voting requirements for each proposal are as follows:

•

For Proposal 1 (Election of Directors), under Delaware law the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company (subject to the Company’s majority voting principles described below on page 4 under the heading (Proposal One: Election of Directors). Votes against, and votes withheld in respect of, a candidate have no legal effect, except in the case of votes withheld to the extent they revoke earlier dated proxy cards.

•

Proposal 2 (Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the stockholders.

•	Proposal 3 (Advisory Vote on Named Executive Officer Compensation) seeks the favorable vote of a majority of the votes cast at the meeting required for approval, on an advisory basis.

When properly executed, a proxy will be voted as specified by the stockholder. If no choice is specified by the stockholder, a proxy will be voted “for all” portions of Proposal (1), “for” Proposals (2) and (3) and in the proxies’ discretion on any other matters coming before the meeting.

Under the rules of the New York Stock Exchange, which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1) and (3) are considered “non-discretionary” items and stockholders who do not submit any voting instructions to their brokerage firm will not have their shares counted in determining the outcome of these proposals at the Annual Meeting. This is known as a “broker non-vote.” The broker non-votes are counted as votes present for purposes of determining a quorum but are not considered votes cast. Proposal (2) (independent registered public accounting firm) will be considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have received proxy materials only from the Company and have not furnished voting instructions within ten days prior to the Annual Meeting.

Notice of Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet in accordance with the notice and access rules of the SEC. On April 9, 2021, we sent to stockholders of record at the close of business on March 29, 2021, a Notice of Internet Availability of Proxy Materials (a “Notice of Internet Availability”) containing instructions on how to access our 2021 Proxy Statement and 2020 Annual Report online, and how to vote online for the 2021 Annual Stockholder Meeting. This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

If you received the Notice of Internet Availability and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

This 2021 Proxy Statement and our 2020 Annual Report to Stockholders, including our Annual Report on Form 10-K, are available at www.proxydocs.com/CNMD.

2	2021 Proxy Statement

Governance Highlights

We have implemented several governance best practices:

Effective Board Leadership and Independent Oversight

Highly Independent Board, with 9 out of 10 directors being independent (see page 32).

All Committees are 100% Independent (see pages 36).

Regular Executive Sessions of Independent Directors.

Annual Board and Committee Review Process (see page 19).

Robust and Defined Lead Independent Director Role (see page 21).

Enterprise Risk Management Process in Place, including oversight of cyber-security, overseen by the full Board of Directors, with annual in-depth review and regular updates on key risks (see pages 21-22).

Corporate Social Responsibility, including environmental, social and governance strategy, overseen by full Board of Directors (see pages 19-20).

Board Diversity and Refreshment

Strong Ongoing Refreshment Practice, with 5 new directors since 2015 (see page 18).

Average Board Tenure of approximately 5.8 years for nominees (see page 18)

Regular Rotation of Committee Chairs after five years (see page 19)

Average Age of Directors is 59.6 (see page 18).

Commitment to Diversity, with the three most recently added directors being women, including one African-American woman (See page 18).

Use of Director Skills Matrix Designed to Ensure Board Has Requisite Skills (see page 18).

Focus on Stockholder Rights

Majority Voting Standard for Uncontested Director Elections (see page 4).

By-Laws Provide for Proxy Access, Stockholder Action by Written Consent and Stockholder Ability to Call Special Meeting (see page 8 and 9).

Recently Removed Supermajority Voting Requirements for Certain Fundamental Transactions

Transparency and Accountability

Annual Election of All Directors

Significant Stock Ownership Requirements for Officers and Directors (see page 53, 54 and 70)

Members of Board of Directors and Executive Officers Are Not Permitted to Hedge Their Stock Ownership, or to Pledge Their CONMED Stock as Collateral for a Loan (see pages 39 and 55).

2021 Proxy Statement	3

PROPOSAL ONE: Election of Directors

As a result of the Board’s thoughtful approach to board composition, including its commitment to diversity and refreshment, our Board is comprised of ten highly-qualified individuals who provide the Board with a well-rounded variety of skills, experience and diversity, and represent an effective mix of fresh perspectives and deep Company knowledge. Our directors include international business leaders, financial experts, and individuals with extensive backgrounds in healthcare, technology and talent development. Each director is individually qualified to make unique and substantial contributions to the Board, and, collectively, our directors’ diverse viewpoints and skill sets ensure that our Board is well-suited to provide the Company with valuable insight and effective oversight with respect to its business, overall performance and strategic direction. To further convey the diverse skills of our Board, we have a skills matrix located on page 19 that summarizes certain of the key skills and qualifications that our Board has identified as particularly valuable to the effective oversight of the Company and illustrates how each of our directors and the current composition of our Board, taken as a whole, meets these needs.

At the Annual Meeting, ten directors are to be elected to serve on the Company’s Board. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors. The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify his or her choice, the shares will be voted in favor of the election of all of the nominees listed on the proxy card. Each director nominee listed below has consented to being named in this proxy statement and has agreed to serve if elected. The Company has no reason to believe that any director nominee will be unavailable or will decline to serve. However, in the event that any nominee named in this proxy statement is unable to serve or for good cause will not serve, the shares represented by proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board may recommend, to the extent this is not prohibited by the Company’s By-laws and applicable law. The ten director nominees who receive the greatest number of votes “for” at the meeting will be elected to the Board, subject to the majority voting standard adopted by the Board and reflected in the Corporate Governance Principles, as described below. Votes against, and votes withheld in respect of, a director nominee will have no effect on the outcome of the election of directors, except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Stockholders are not entitled to cumulative voting rights.

Notwithstanding the plurality voting standard for election of directors, under Section IV of our Corporate Governance Principles, if the election of directors is uncontested, a director nominee who does not receive the vote of at least the majority of the votes cast with respect to such director’s election or re-election is expected to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or to reject the tendered resignation within 90 days after the certification of the election results. The Board will act on the resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the Board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the director nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to our Certificate of Incorporation, by-laws and applicable corporate law.

Directors generally hold office for terms expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company has a policy in its Corporate Governance Principles under which non-executive directors are expected to offer not to stand for reelection upon having completed 15 years of service as a director. For directors who have completed 15 years of service as a director during their terms, the expectation is that they will offer not to stand for reelection but will complete their terms. Notwithstanding the foregoing, the expected retirement can be waived if the Corporate Governance and Nominating Committee determines that there is good cause for such a waiver and that a waiver would be in the best interests of the Company. Executive directors are not subject to the 15-year tenure limit.

4	2021 Proxy Statement

Nominees for Election at the Annual Meeting

The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

Name	Age	Served as Director Since	Principal Occupation or Position with the Company

David Bronson	68	2015

Former Executive Vice President and Chief Financial Officer of PSS World Medical, Inc.; Director of the Company. As noted below, the Board of Directors has determined that Mr. Bronson is independent, and is an audit committee financial expert.

Brian P. Concannon	63	2013	Former President and Chief Executive Officer of Haemonetics Corporation (NYSE: HAE); Director of the Company. As noted below, the Board of Directors has determined that Mr. Concannon is independent.

LaVerne Council	59	2019

Chief Executive Officer Emerald One, LLC. Former National Managing Principal, Enterprise Technology Strategy & Innovation for Grant Thornton LLP, former Assistant Secretary for Information & Technology and Chief Information Officer for the United States Department of Veteran Affairs, and former executive with Johnson & Johnson and DELL, Inc. Ms. Council is also a director on the Board of Concentrix (Nasdaq: CNXC). As noted below, the Board of Directors has determined that Ms. Council is independent.

Charles M. Farkas	69	2014	Advisory Partner at Bain & Company; former Global Co-Head of Bain’s Healthcare Practice; Director of the Company. As noted below, the Board of Directors has determined that Mr. Farkas is independent.

Martha Goldberg Aronson	53	2016

Lead Independent Director. Former Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL); Former President of North America, Hill-Rom Holdings, Inc. (NYSE: HRC); Former Senior Vice President, Medtronic (NYSE: MDT); Director of Cardiovascular Systems, Inc. (NASDAQ: CSII); Director of Beta Bionics, Inc. since February 2020; Director of Methode Electronics, Inc. (NYSE: MEI) through September 2019; Director Clinical Innovations, LLC through December 2019; and Director of the Company. As noted below, the Board of Directors has determined that Ms. Goldberg Aronson is independent.

Curt R. Hartman	57	2014	Chair of the Board, President & Chief Executive Officer of the Company; former Interim Chief Executive Officer and Vice President, Chief Financial Officer of Stryker (NYSE: SYK).

Jerome J. Lande	45	2014

Partner and Head of Special Situations for Scopia Capital Management L.P.; Former Managing Partner of Coppersmith Capital; formerly a Partner at MCM Capital Management; Director of the Company; Director for Itron, Inc. (NASDAQ: ITRI). As noted below, the Board of Directors has determined that Mr. Lande is independent.

Barbara J. Schwarzentraub	54	2019

Former Director and Divisional Chief Financial Officer for the Global Information Services Division of Caterpillar, Inc. (NYSE: CAT) from 2017 through February 2020. As noted below, the Board of Directors has determined that Ms. Schwarzentraub is independent and is an audit committee financial expert.

Mark E. Tryniski	60	2007

President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU); former partner of PricewaterhouseCoopers LLP; former Chair of the Board of the Company and previous Lead Independent Director; Director of New York Bankers Association; and Director of the New York Business Development Corporation. As noted below, the Board of Directors has determined that Mr. Tryniski is independent, and is an audit committee financial expert.

Dr. John L. Workman	69	2015

Former Chief Executive Officer of Omnicare, Inc. and also former President, Chief Financial Officer and Executive Vice President; Director of the Company. Director of Agiliti, Inc. (formerly Universal Hospital Services); Director of Federal Signal Corp. (NYSE: FSS) and former Director for Care Capital Properties (NYSE: CCP). As noted below, the Board of Directors has determined that Dr. Workman is independent, and is an audit committee financial expert.

2021 Proxy Statement	5

Nominees for Election at the Annual Meeting

More information concerning the directors and nominees is set forth below under the heading “Corporate Governance Matters – Directors, Executive Officers and Nominees for the Board of Directors.”

The Board of Directors unanimously recommends a vote “FOR ALL” for this proposal.

6	2021 Proxy Statement

PROPOSAL TWO: Independent Registered Public Accounting Firm

The independent registered public accounting firm for the Company has been PricewaterhouseCoopers LLP since 1982. The Audit Committee appointed PricewaterhouseCoopers LLP to be nominated as our independent registered public accounting firm for 2021, subject to stockholder ratification.

Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021. Neither our certificate of incorporation nor our by-laws require that stockholders ratify the appointment of our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance. The affirmative vote of a majority of votes cast at the meeting is the threshold for stockholder ratification of the appointment for 2021. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but may elect to retain them. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting either in-person or remotely via the online platform. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

2021 Proxy Statement	7

PROPOSAL THREE: Advisory Vote to Approve Named Executive Officer Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board requests your advisory vote on named executive officer compensation.

The Compensation Discussion and Analysis (“CD&A”) beginning on page 28 describes the Company’s compensation philosophy and pay practices relative to the Named Executive Officers (“NEOs”). As described in the CD&A, compensation paid to the NEOs is heavily influenced by the Company’s financial performance, balancing the incentives to drive short-term and long-term goals. Further, the Compensation Committee and the Board of Directors believe that the Company’s compensation policies, procedures and philosophy serve to attract, retain and motivate the NEOs to achieve value for our stockholders.

The Board encourages stockholders to read the CD&A for a more complete description of the Company’s executive compensation policies and practices, as well as the Summary Compensation Table and other related compensation tables and narratives. The Compensation Committee and the Board of Directors believe the Company’s policies and procedures are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement reflects and supports these compensation policies and procedures.

Accordingly, we are asking stockholders to approve the following non-binding resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative disclosure in the proxy statement.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review the voting results when evaluating our executive compensation programs.

The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of the NEOs each year at the annual meeting of stockholders. The next advisory vote on the compensation of our NEOs will occur at the Company’s 2022 annual meeting of stockholders.

The Board of Directors unanimously recommends a vote “FOR” this advisory resolution.

8	2021 Proxy Statement

Other Business

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

2021 Proxy Statement	9

Stockholder Proposals for 2022 Annual Meeting

Any stockholders desiring to present a proposal to the stockholders at the 2022 Annual Meeting, which currently is expected to be scheduled on or about May 18, 2022, and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must mail that proposal to the Company so that it is received by the Company at its principal executive offices on or before December 10, 2021. All such proposals must be in compliance with applicable SEC regulations.

Stockholders wishing to propose matters for consideration at the 2022 Annual Meeting but who do not wish to have such proposals included in the Company‘s proxy statement or to propose nominees for election as directors at the 2022 Annual Meeting must follow specified advance notice procedures contained in the Company’s By-laws, a copy of which is available on request to the General Counsel of the Company, c/o CONMED Corporation, 11311 Concept Boulevard, Largo, FL 33773 (Telephone (727) 392-6464). Stockholder proposals, including director nominee proposals, must comply with the conditions set forth in Sections 1.13 and 1.14 of the Company’s By-laws, as applicable, and to be considered timely, notice of a proposal must be received by the Company before March 20, 2022. The Company’s Corporate Governance and Nominating Committee will consider nominees for election as directors who are proposed by stockholders in a manner that complies with these procedures.

10	2021 Proxy Statement

Corporate Governance Matters

Directors, Executive & Other Officers and Nominees for the Board of Directors

The Company’s directors are elected at each annual meeting of stockholders and serve until the next annual meeting and until their successors are duly elected and qualified. The Company’s officers are appointed by the Board of Directors and, except as set forth below, hold office at the will of the Board of Directors.

Directors

David Bronson Age 68 Director since 2015 Committees: • Corporate Governance and Nominating (Chair) • Audit

Biographical Information: Mr. Bronson served as Executive Vice President and Chief Financial Officer of PSS World Medical, Inc. from 2002 until it was acquired by McKesson Corp in 2013. Prior to that, he was Chief Financial Officer of Digineer, Inc. from 2001 to 2002 and of VWR Scientific Products from 1995 to 1999, when it was acquired by Merck KGaA. Mr. Bronson previously spent 15 years at Baxter Healthcare, Inc., where he held various senior financial executive positions. He was a director and a member of the Audit Committee of Labsco, Inc. until 2016 and was a director and Audit Committee Chair of AxelaCare, Inc. through November 2015. Mr. Bronson received his Master of Science Degree in Management Studies from Northwestern University’s Kellogg School of Business and his Bachelor of Science Degree in Accounting from California State University, Fullerton. The Board of Directors has determined that Mr. Bronson is independent within the meaning of the rules of the New York Stock Exchange, and that he is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Mr. Bronson’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the health-care industry in particular, as well as his financial and accounting expertise acquired through his prior positions. His exposure to, and familiarity with, health care services matters provides an important perspective to the Board. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

Brian P. Concannon Age 63 Director since 2013 Committees: • Compensation • Strategy

Biographical Information: Mr. Concannon served as President and CEO of Haemonetics Corporation, a publicly traded company (NYSE: HAE) from April 2009 to October 2015. He joined Haemonetics in 2003 and served in various roles to include the President, Global Markets in 2006 and the Chief Operating Officer in 2007-2009. In April 2009, Mr. Concannon was promoted to President and Chief Executive Officer, and elected to the Haemonetics board of directors. Prior to joining Haemonetics, Mr. Concannon was the President, Northeast Region, for Cardinal Health Medical Products and Services where he was employed since 1998. From 1985 to 1998, he was employed by American Hospital Supply Corporation, Baxter Healthcare Corp and Allegiance Healthcare in a series of sales and operations management positions of increasing responsibility. He has served in leadership roles within the healthcare industry for more than 30 years. Mr. Concannon was also a member of the board of directors of South Shore Health and was Vice-Chair from January 2017 through December 2019. Mr. Concannon has been a member of the board of directors of Hivers and Strivers, an investment fund, since September 2020, and a member of the board of directors of VetAccel since November 2019. Mr. Concannon was also appointed as the Civilian Aide to the Secretary of the Army for Massachusetts in October 2017. Mr. Concannon is a 1979 graduate of West Point. The Board of Directors has determined that Mr. Concannon is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Mr. Concannon’s qualifications for election to CONMED’s Board include his experience as a former CEO and director of a publicly-traded medical device company, and the former president of a distribution company. Mr. Concannon offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

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Corporate Governance Matters

LaVerne Council Age 59 Director since 2019 Committees: • Compensation • Corporate Governance and Nominating

Biographical Information: Ms. Council is the Chief Executive Officer of Emerald One, LLC, a consulting company focused on helping business and technology organizations transform through digital change. She was the National Managing Principal, Enterprise Technology Strategy & Innovation for Grant Thornton LLP from December 2017 until November 2019. She served as the Senior Vice President and General Manager for MITRE Corporation from 2017 through 2018 and as the Assistant Secretary for Information & Technology and Chief Information Officer for the United States Department of Veteran Affairs from 2015 through 2017. Ms. Council was the Chief Executive Officer of Council Advisory Services, LLC from 2012 through 2015 and served as the Corporate Vice President and Global Chief Information Officer for Johnson & Johnson from 2006 through 2011. Before that, she served in several roles of increasing responsibility at DELL, Inc., most recently as the Global Vice President, Information Technology, Global Business Solutions, and Development Services. Ms. Council also serves on the board of directors of Concentrix (Nasdaq: CNXC), where she serves on the Audit and Compensation Committees. Ms. Council received her Master of Business Administration from Illinois State University and her Bachelor of Business Administration in Computer Science from Western Illinois University. She holds an honorary Doctorate of Business Administration from Drexel University. Ms. Council also serves on the boards of Mathmatica, an acclaimed data research organization, and the March of Dimes. The Board of Directors has determined that Ms. Council is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Ms. Council’s qualifications for appointment to CONMED’s Board include her extensive experience as a global operations and information technology executive with budgets ranging up to $4.5 billion per year. The Board strongly believes that the Board and Company benefit from the perspectives that Ms. Council brings from her business experience and her gender, and racial diversity. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

Charles M. Farkas Age 69 Director since 2014 Committees: • Strategy • Compensation

Biographical Information: Mr. Farkas has spent the past 40 years at Bain & Company. Mr. Farkas became an Advisory Partner of Bain & Company on July 1, 2015. Prior to this, Mr. Farkas was a Senior Partner at Bain & Company, served as the Global Co-Head of Bain’s Healthcare Practice and advised leading medical technology and pharmaceutical companies in the United States, Europe, and Asia. He also advised academic medical centers and provider organizations in the United States. Mr. Farkas advised chief executives and senior managers in a wide variety of industries on issues critical to long-term success, including strategy, mergers and acquisitions, and operational effectiveness. He has served as the managing director of Bain Canada and as the global leader of Bain & Company’s Financial Services practice. Prior to working at Bain, Mr. Farkas received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Farkas is also on the board of John A. Hartford Foundation, and from 2005 to 2017 was on the board of the Harvard Medical School. Mr. Farkas is also a special advisor to Altamont Capital Partners, where he advises on and supports their investments in small-cap healthcare businesses. Mr. Farkas is on the board of Sequel Youth and Family Services, a behavioral health company owned by Altamont Capital and on the board of United Bridge Partners, an infrastructure fund dedicated solely to financing, building, owning and operating toll bridges for cities, towns, counties, and states. The Board of Directors has determined that Mr. Farkas is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Mr. Farkas’ qualifications for election to CONMED’s Board include his almost 40 years working in healthcare in the US and around the world. Mr. Farkas is a highly-respected leader and he provides the Board with valuable strategic and governance perspectives, drawing on his vast experience inside and outside the healthcare industry. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

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Martha Goldberg Aronson Lead Independent Director Age 53 Director since 2016 Committees: • Corporate Governance and Nominating

Biographical Information: Ms. Goldberg Aronson has served as Lead Independent Director of the Company since May 2020. Ms. Goldberg Aronson has had responsibility for managing global health care businesses ranging in size from $500 million to $1.0 billion. She was the Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL) from 2012 through 2015, having previously served as the Senior Vice President and President – North America for Hill-Rom Holdings, Inc. (NYSE: HRC) from 2010-2012. Prior to that, Ms. Goldberg Aronson was the Senior Vice President and Chief Talent Officer for Medtronic, Inc. (NYSE: MDT), having held various prior general management positions within Medtronic, both in the United States and internationally. Ms. Goldberg Aronson holds a Bachelor of Arts Degree in Economics from Wellesley College, and a Masters in Business Administration from Harvard Business School. Ms. Goldberg Aronson also served on the board of directors of Methode Electronics, Inc. (NYSE: MEI) through September 2019, and Clinical Innovations, LLC through December 2019, and continues to serve on the board of Cardiovascular Systems, Inc. (NASDAQ: CSII) as well as Beta Bionics since February 2020. The Board of Directors has determined that Ms. Goldberg Aronson is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Ms. Goldberg Aronson’s qualifications for election to CONMED’s Board include her extensive experience in the global healthcare markets, including leadership roles within medical device companies, and her experience in marketing and talent development. The Board strongly believes that the Board and Company benefits from the perspectives that Ms. Goldberg Aronson brings to the Board and the Company from her business experience as well as her gender diversity. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

Curt R. Hartman Chair of the Board Age 57 Director since 2014

Biographical Information: Mr. Hartman has served as Chair of the Board since May 2020, and President & Chief Executive Officer of the Company since November 9, 2014, after having served as Interim Chief Executive Officer of the Company from July 2014 to November 2014, and as a Director of the Company since March 2014. He had a twenty-two year career at Stryker Corporation (“Stryker”) (NYSE: SYK) from 1990 through February 2013. Most recently, he served as the Interim Chief Executive Officer of Stryker from February 2012 to October 2012. Prior to this role, Mr. Hartman was the Vice President of Finance and Vice President, CFO of Stryker from November 2008 to October 2012. Prior to this Mr. Hartman was Global President, of the Stryker Instruments Division from September 1999 to October 2008. Mr. Hartman has a Bachelor of Science degree in Aerospace Engineering from the University of Michigan and a Harvard Advanced Management Program Certificate from the Harvard Business School. Prior to Mr. Hartman’s appointment as Interim CEO, the Board of Directors had determined that he was independent.

Qualifications: Mr. Hartman’s qualifications for election to CONMED’s Board include his vital role as the Chair, Chief Executive Officer and President of the Company, as well as his experience as a former CFO of a publicly-traded medical device company in the orthopedic space. He offers industry experience from a commercial, operational and financial perspective. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

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Corporate Governance Matters

Jerome J. Lande Age 45 Director since 2014 Committees: • Compensation • Strategy (Chair)

Biographical Information: Mr. Lande became Head of Special Situations for Scopia Capital Management L.P. (“Scopia”) on April 4, 2016, and also became a partner of Scopia on January 1, 2018. Prior to Scopia, Mr. Lande was the Managing Partner of Coppersmith Capital, which he co-founded in April 2012. Previously, Mr. Lande was a partner at MCM Capital Management, LLC (“MCM”), from January 2006 until February 2012, and served as an Executive Vice President at MCM from January 2005 until he left the company. MCM was the general partner of MMI Investments, L.P., a small-cap deep value fund where Mr. Lande was responsible for all areas of portfolio management. He served as a Vice President of MCM from February 2002 to January 2005 and as an associate from January 1999 to February 2002. Mr. Lande served as Corporate Development Officer of Key Components, Inc., a global diversified industrial manufacturer that was formerly an SEC reporting company, from January 1999 until its acquisition by Actuant Corporation in February 2004. Mr. Lande also serves on the board and Audit and Finance Committee of Itron, Inc. (NASDAQ: ITRI). Mr. Lande holds a B.A. from Cornell University. The Board of Directors has determined that Mr. Lande is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Mr. Lande’s qualifications for election to CONMED’s Board include his experience as an investor in CONMED and in other stocks. He offers the perspective of a professional investor, with over 20 years of experience investing in healthcare companies in general and medical device companies in particular. He brings a distinct focus on governance, capital markets and stockholder matters to the Board. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

Barbara J. Schwarzentraub Age 54 Director since 2019 Committees: • Audit

Biographical Information: Ms. Schwarzentraub held various roles at Caterpillar, Inc. from 1990 through 2020, including serving as a Director and Divisional Chief Financial Officer for their Global Information Services Division from 2017 until February 2020. From 2016 through 2017, Ms. Schwarzentraub was the Director of Caterpillar’s Global Component Manufacturing and Supply Chain, having previously served as the Director of Caterpillar’s Parts Distribution and Vice President of Caterpillar Logistics Services Inc. from 2010 through 2016. She also served as the Director of Global Finance Transformation from 2006 through 2010. Prior to these roles, Ms. Schwarzentraub held a number of positions of increasing responsibility within Caterpillar. Ms. Schwarzentraub received her Master of Business Administration and Bachelor of Science in Accounting from Bradley University. The Board of Directors has determined that Ms. Schwarzentraub is independent within the meaning of the rules of the New York Stock Exchange, and that she is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Ms. Schwarzentraub’s qualifications for appointment to CONMED’s Board include her extensive experience in information technology and supply chain management on a global basis, experience in leading large organizations, financial and accounting experience, and recent experience in an active leadership position. The Board strongly believes that the Board and Company benefits from the perspectives that Ms. Schwarzentraub brings to the Board and the Company as a result of her business experience and gender diversity. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

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Mark E. Tryniski Age 60 Director since 2007 Committees: • Compensation (Chair)

Biographical Information: Mr. Tryniski served as the Lead Independent Director of the Company from May 2009 through February 2014, when he became Chair of the Board, and in which position he served until May 2020, when he relinquished that role. He is the President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU). He previously served as Executive Vice President and Chief Operating Officer of Community Bank from February 2004 through August 2006 and as the Chief Financial Officer from June 2003 through February 2004. Prior to joining Community Bank in June 2003, Mr. Tryniski was a partner with PricewaterhouseCoopers LLP. Mr. Tryniski also serves on the board of directors of the New York Bankers Association as well as the New York Business Development Corporation. Mr. Tryniski holds a B.S. degree from the State University of New York at Oswego. The Board of Directors has determined that Mr. Tryniski is independent within the rules of the New York Stock Exchange, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Mr. Tryniski’s qualifications for election to CONMED’s Board include his extensive experience as an active Chief Executive Officer of a public financial institution as well as his financial and accounting expertise acquired through his experience as a chief financial officer of Community Bank and an audit partner with PricewaterhouseCoopers LLP. His exposure to, and familiarity with, banking and financial matters offers a number of contacts and level of familiarity with financial matters that is unique on the Board. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

John L. Workman Age 69 Director since 2015 Committees: • Audit (Chair) • Strategy

Biographical Information: Dr. Workman served as Chief Executive Officer of Omnicare, Inc. from 2012 to 2014, as President and Chief Financial Officer from 2011 to 2012, and as Executive Vice President and Chief Financial Officer from 2009 to 2010. From 2004 to 2009, he was Chief Financial Officer of HealthSouth Corporation (now Encompass Health Corporation), where he oversaw a comprehensive financial statement reconstruction and reduced the company’s debt level by 50% through both a recapitalization and asset divestitures. Prior to HealthSouth, Dr. Workman served as Chief Executive Officer of U.S. Can Corporation from 2002—2004. Dr. Workman started his career at KPMG, where he was a partner from 1981 to 1984. He is currently Chair of the board and the Audit Committee of Agiliti, Inc. (formerly Universal Hospital Services), a company owned by a private equity fund, and a director, Audit Committee Chair and member of the Compensation Committee and Nominating and Governance Committee of Federal Signal Corp (NYSE: FSS). Dr. Workman also served on the board of Care Capital Properties from August 2016 until its merger with Sabra Health Care REIT in August 2017. Dr. Workman received his EdD from Olivet Nazarene University, his Master of Business Administration in Finance and Accounting from the University of Chicago and his Bachelor of Science Degree in Accounting from Indiana University. Dr. Workman is a certified public accountant (inactive). The Board of Directors has determined that Dr. Workman is independent within the rules of the New York Stock Exchange, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Dr. Workman’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the healthcare industry in particular, as well as his financial and accounting expertise acquired through his experience as a partner with KPMG. His exposure to, and familiarity with, health care services matters and capital structure issues provides valuable insights and perspectives to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

The Board of Directors has determined that Messrs. Bronson, Concannon, Farkas, Lande, Tryniski, and Workman and Mses. Council, Goldberg Aronson and Schwarzentraub have no material relationship with the Company and are independent under the standards of the New York Stock Exchange. The independent directors meet in executive session during each Board meeting.

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Corporate Governance Matters

Executive & Other Officers

Terence M. Berge Age 51

Mr. Berge joined the Company in June 1998 as Assistant Corporate Controller and served as the Company’s Treasurer from March 2008 through March 2015. In March 2013, Mr. Berge’s title was changed to Corporate Vice President, Treasurer and Assistant Controller. On April 1, 2015, Mr. Berge was promoted to Vice President, Corporate Controller. Prior to joining the Company, Mr. Berge was employed by Price Waterhouse LLP from 1991 through 1998 where he served most recently as an audit manager. Mr. Berge is a certified public accountant and holds a B.S. degree in Accounting from the State University of New York at Oswego.

Patrick J. Beyer Age 55

Mr. Beyer joined the Company as President of CONMED International in December 2014. On October 1, 2020 Mr. Beyer assumed additional responsibility for the US Orthopedics business, and assumed the title of President International and Global Orthopedics. Prior to joining the Company, Mr. Beyer served as Chief Executive Officer of ICNet, a privately held infectious control software company from 2010 to 2014 when the company was sold. Prior to this, Mr. Beyer spent 21 years at Stryker Corporation where he led Stryker Europe from 2005-2009; Stryker UK, South Africa and Ireland from 2002 to 2005 and Stryker Medical from 1999 to 2002. Mr. Beyer graduated from Kalamazoo College with a BA in Economics, Western Michigan University with an MBA in Finance and Harvard Business School’s Advanced Management Program.

Heather L. Cohen Age 48

Ms. Cohen joined the Company in October 2001 as Associate Counsel and served as Deputy General Counsel from March 2002 to February 2015 and as the Company’s Secretary from March 2008 until May 2018. In June 2008, Ms. Cohen was also named the Vice President of Corporate Human Resources. In March 2013, Ms. Cohen’s title was changed to Executive Vice President, Human Resources, Deputy General Counsel and Secretary and in April 2015 her title changed to Executive Vice President, Human Resources & Secretary. Prior to joining the Company, Ms. Cohen was an Associate Attorney with the law firm Getnick Livingston Atkinson Gigliotti & Priore, LLP from 1998 to 2001. Ms. Cohen holds a B.A. in Political Science and Education from Colgate University and a J.D. from Emory University.

Shanna Cotti-Osmanski Age 44

Ms. Cotti-Osmanski joined the Company in March 2020 in the role of Executive Vice President, Information Technology & CIO. Prior to joining the Company, Ms. Cotti-Osmanski was employed by Charles River Laboratories, Inc., from 2006 through 2020 where she served the last five years as Sr. VP, Information Technology & CIO. Prior to Charles River Laboratories, Ms. Cotti-Osmanski was a Senior Consultant for Microsoft Corporation from 2001 through 2006 and was also a Senior Consultant for Idea Integration (Actium@Modis Solutions) from 1998 through 2001. Ms. Cotti-Osmanski has a B.S. degree in Management Information Systems from Pennsylvania State University, The Behrend College.

Todd W. Garner Age 52

Mr. Garner joined the Company as Executive Vice President & Chief Financial Officer on January 2, 2018. Prior to joining CONMED, he served as Vice President – Investor Relations for C.R. Bard, Inc. from 2011 until December 2017. Mr. Garner’s prior roles with C.R. Bard, Inc. include Vice President, Controller (Division Chief Financial Officer) for its Medical division from 2007 through 2011, Director of Financial Reporting from 2005 through 2007 and the Controller of the Reynosa Operations from 2003 through 2005. Prior to working at C.R. Bard, Inc., Mr. Garner was the acting CFO and Controller at Echopass Corporation (currently Genesys Corporation) from 2000 to 2003, the Controller and Value Planning Manager at Futura Industries, Corp. from 1997 to 2000, Accounting Manager at Excel Communications in 1997 and Accounting Coordinator at Verizon from 1995 to 1996. Mr. Garner began his career with Arthur Andersen LLP, where he was a senior auditor from 1992 to 1995. Mr. Garner holds an MBA from the University of Texas – Pan American, and a B.S. in accounting from Brigham Young University. Mr. Garner is also a Certified Public Accountant.

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Daniel S. Jonas Age 57

Mr. Jonas joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. In March 2013, Mr. Jonas’ title was changed to Executive Vice President, Legal Affairs & General Counsel. In May 2018, Mr. Jonas assumed the role of Secretary. Prior to his employment with the Company, Mr. Jonas was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Mr. Jonas holds an A.B. from Brown University and a J.D. from the University of Pennsylvania Law School.

John E. (Jed) Kennedy Age 63

Mr. Kennedy joined the Company in September 2012 as Vice President and General Manager, Visualization and Endomechanical. In January 2015, Mr. Kennedy became Vice President and General Manager, U.S. Endoscopic Technologies. In February 2020, Mr. Kennedy became Group Executive Vice President, Advanced Endoscopic Technologies. Prior to joining the Company, Mr. Kennedy served as President and Chief Executive Officer of Viking Systems, Inc. from January 2010 to September 2012. Mr. Kennedy had formerly served as President and Chief Operating Officer of Viking Systems, Inc. from October 2007 to December 2009. Prior to October 2007, Mr. Kennedy was the President of the Vision Systems Group at Viking Systems, Inc. From January 1997 to September 2007, Mr. Kennedy held various executive positions with Vista Medical Technologies, Inc. Prior to joining Vista Medical Technologies, Inc., Mr. Kennedy held various positions in Manufacturing, Quality Engineering and Product Development at Smith & Nephew Endoscopy from 1984 through January 1997. Prior to 1984, he held various engineering positions at Honeywell’s Electro-Optics and Avionics divisions. Mr. Kennedy received a B.S. in Manufacturing Engineering from Boston University.

Sarah M. Oliker Age 44

Ms. Oliker joined the Company in April 2014 as Assistant General Counsel. She became Assistant General Counsel and Assistant Secretary in May 2018. Prior to joining the Company, she was Senior Counsel for ProCure Treatment Centers, Inc. in New York City, having previously spent five years with Epstein Becker & Green in its Health Care & Life Sciences group based in Washington, D.C. Ms. Oliker is on the Board of Directors of the St. Joseph’s Hospital Foundation and is the current Chair of the Board of Directors of MedTech, a New York Life Sciences non-profit. Ms. Oliker holds a B.A. in Political Science from Colgate University and a J.D. from Syracuse University College of Law.

Johonna Pelletier Age 48

Ms. Pelletier joined the Company in 2005 as Tax Director. Effective April 1, 2015, Ms. Pelletier was promoted to Treasurer and Vice President, Tax. Prior to joining the Company, she was employed by PricewaterhouseCoopers LLP where she most recently served as a tax senior manager. She is a certified public accountant and graduated with a B.S. degree in Accounting from Le Moyne College.

Stanley W. (Bill) Peters Age 46

Mr. Peters joined the Company as Vice President and General Manager, U.S. Advanced Surgical in January 2015. Prior to joining the Company, Mr. Peters served as Director of Sales for Mako Surgical Corporation from 2012 to 2014. Mako was purchased by Stryker Corporation in December 2013. Prior to this, Mr. Peters served as an executive with EndoGastric Solutions from 2011 to 2012 and in sales leadership roles at Intuitive Surgical from 2009 to 2011. Prior to Intuitive Surgical, Mr. Peters was employed at Stryker Corporation in sales leadership from 2004 to 2009. Mr. Peters graduated from Ohio University with a B.B.A. degree in Finance.

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Corporate Governance Matters

Peter K. Shagory Age 52

Mr. Shagory joined the Company as Executive Vice President, Strategy and Corporate Development in May 2015. Mr. Shagory has more than 20 years of experience in healthcare venture investing and mergers and acquisitions through his previous venture capital, investment banking and corporate roles. Prior to joining the Company, Mr. Shagory led the strategy and business development efforts for Cardinal Health’s Medical Products Group within the Medical Segment from June 2013 to May 2015 where he played a key role in Cardinal Health’s entry into the interventional cardiovascular and the advanced wound care categories. Prior to that, Mr. Shagory led the healthcare and life sciences investment effort at Baird Venture Partners from January 2004 to mid-2013, focusing on medical technology and research tools and diagnostics. Mr. Shagory earned an MBA from Dartmouth’s Tuck School of Business and a B.S. in Finance from Miami University in Oxford, Ohio.

Skills Matrix and Diversity

The Board has a comprehensive, on-going director succession and board refreshment planning process designed to provide the Board with an appropriate mix of viewpoints, perspectives, skills and experiences necessary to promote and support and oversee the Company’s strategy. The Board regularly evaluates the Company’s evolving needs and adds new skills, qualifications and experience to the Board as necessary to ensure that the Board remains capable of addressing the risks, trends and opportunities that the Company will face in the future.

The Board is committed to achieving a diverse and broadly inclusive membership. The Corporate Governance and Nominating Committee considers a diverse range of skills, experiences and attributes in determining whether an individual is qualified to serve as a director of the Company, including diversity in gender, race ethnicity, differences in viewpoint, geographic location, skills, education, and professional and industry experience. The Board is proud of its ongoing efforts to improve its board diversity, with its three most recently-appointed directors consisting of diverse candidates.

Diversity	Age	Tenure

Average Age 59.6 years

The Corporate Governance and Nominating Committee maintains a skills matrix, which it reviews and updates as needed annually, to serve two primary purposes. First, it includes all of the skills and backgrounds the Committee believes are particularly valuable for the Board to oversee the Company and its management. Second, it allows the Board to compare the skills required against the inventory of skills and backgrounds represented individually and collectively by all directors, so that the Corporate Governance and Nominating Committee can recommend changes to the Board, as needed, as the skills or backgrounds needed, or represented, change over time.

The key qualifications, skills, experience and perspectives that each director brings to the Board are included in their individual biographies and also summarized below. While all of these qualifications were considered by the Corporate Governance and Nominating Committee and the Board in making this year’s nomination decisions and as part of the Board refreshment process, the following summary does not encompass all of the skills, experience, qualifications and attributes of the director nominees and the fact that a particular skill, experience, qualification or attribute for a nominee is not listed below does not mean that he or she does not possess that skill, experience, qualification or attribute. The Board firmly believes that its highly-qualified

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director nominees provide the Board with a diverse complement of specific business skills, experience and perspectives necessary to ensure effective oversight. The skills the Board considers include, among others, the following:

Skills and Perspective
Independent	●	●	●	●	●		●	●	●	●
Senior Leadership Experience	●	●	●	●		●		●	●	●
Active Executive				●		●	●		●
Medical Device	●		●	●	●	●				●
Finance		●				●		●	●	●
Sales/Marketing	●		●		●	●				●
Strategy/M&A	●	●	●	●	●	●	●	●	●	●
Risk Management		●	●	●		●	●	●	●	●
Operations	●	●	●	●	●	●		●		●
Technology				●		●		●		●
Stockholder/ Capital Markets	●	●	●			●	●		●	●
Diversity	●			●				●

Board Refreshment and Term Limits

The Board recognizes the importance of maintaining an appropriate balance of age, tenure, experience, and perspectives on the Board. As a result, our Board has adopted a director term limit policy. Under this policy, directors (other than executive director) are expected to offer not to stand for reelection upon having completed 15 years of service as a director and such offer will be accepted unless the Corporate Governance and Nominating Committee determines that there is good cause for allowing such director to stand for re-election and that doing so would be in the best interests of the Company. The Board deeply values the thoughtful and robust deliberations that result from its current mix of new and long-standing directors, which allows it to benefit from both the historical and institutional knowledge of its longer-tenured directors as well as the additional perspectives contributed by its newer directors.

In addition to regularly refreshing the composition of the Board of Directors, whose current average tenure is 5.8 years, the Corporate Governance and Nominating Committee has also refreshed the membership and leadership of the various Board Committees, and has made it a practice to change committee leadership after five years.

Annual Board Self-Evaluation

The Board recognizes that a robust and constructive evaluation process is an essential component of Board effectiveness. As such, the Board, and each committee, conduct annual self-assessments with the assistance of the General Counsel, except in some cases when there is a change in a committee chair mid-year, in which case the self-assessment may be postponed so that it covers a meaningful period of time under the new committee leadership. Each director submits responses anonymously to the General Counsel, who then summarizes the results to the Corporate Governance and Nominating Committee, identifying any themes or issues that have emerged. These self-assessments are designed to elicit suggestions about a range of topics designed to assess Board and committee performance, including Board and committee composition, structure, responsibilities, information received, accountability and effectiveness, among other topics. The Corporate Governance and Nominating Committee considers the ways in which the Board processes and effectiveness may be enhanced based on the results of the evaluation process. The Corporate Governance and Nominating Committee then reports on the results of the evaluation process and recommends its suggested changes to the full Board of Directors. As a result of the evaluation, in an effort to bring fresh perspectives, the Board has made a number of changes, including, for example, changes in the Committee chairs during 2020, with the result that two of the four Board committees have new chairs, as well as adding new topics or devoting more time to particular topics of interest to meeting agendas.

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Environmental, Social and Governance

As a Company we are focused on formalizing our strategy and enriching our approach to Environmental, Social and Governance (“ESG”) topics. In 2020, we hired a dedicated resource to help drive this strategy and alignment for the Company. We know that a coordinated, thoughtful approach to ESG lends itself to a healthier, more sustainable future for our key stakeholders, including our stockholders, employees, customers and communities. Our ESG strategy will align with the scale of our business and the evolution of this important topic across the industry. We expect that our ESG strategy will build on some of the core principles that already exist in our organization around themes such as: Putting People First, Always; Service; and Respecting the Environment. Our journey will include assessing our current state, and establishing appropriate metrics and goals. In some respects, these topics are already ingrained in our business and the ESG efforts will be focused on formalizing the approach. In other areas, we will be enriching our approach, taking best practices from one site or location to build on in another. To build our strategy and support our commitment to sustainability, we currently are focused on the following:

Environmental	Social	Governance

Remaining a leader in surgical smoke evacuation, improving air quality in operating rooms	People First: Sustained investment in employees with global leadership programs, support for certain commissioned sales representatives during the COVID-19 pandemic	Commitment to Diversity, with the three most recently appointed directors being women, including one African American woman

Plant in Chihuahua Mexico has received Clean Industry certification, and uses solar power	Numerous ‘Best Employer’ Awards: Med Reps Best Places to Work in Medical Sales 4th year in a row for medium size companies, UK “Best Companies” award 2020, Chihuahua Plant ranked 27th best place to work in Mexico in 2020	Ongoing Board Refreshment, with an average director tenure of 5.8 years

ISO 14001 Certification	Commitment to Diversity in Policy and in Human Capital Management metrics	Committee Chair Rotation every 5 years

Plan to invest in new environmental controls in 2021 and thereafter	Charitable Giving within communities where CONMED has a significant presence (e.g., United Way, Foodbank) Community Support and Involvement	Stockholder rights evident in proxy access, stockholder action by written consent, and ability to call special meeting

•	Formalizing the integration of sustainability into our strategic business priorities;

•	Taking steps to further understand the environmental impact associated with our business practices and products;

•	Partnering with our communities to understand how we can better serve;

•	Accelerating inclusion, equality and more diverse representation across the Company;

•	Ensuring compliance with environmental, health and safety laws and regulations; and

•

Promoting awareness and engaging our employees regarding sustainability and our initiatives. We look forward to sharing more about our goals and progress in 2021 and beyond, and continuing to engage with our stakeholders around these important matters.

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Corporate Governance Matters

Meetings of the Board of Directors and Committees, Leadership Structure and Risk Oversight

During 2020, the full Board of Directors met 14 times in person or by telephone conference and acted by unanimous written consent one time. Each director attended or participated in all of the board meetings, with the exception of one director who was unable to attend two meetings scheduled on short notice due to a family member’s medical condition.

Leadership Structure

The Board’s Leadership Structure is designed to promote Board effectiveness, and to allocate authority and responsibility appropriately between the Board and management. All members of our board committees—namely, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee—are independent. The independent members of the Board meet regularly in executive sessions without management.

As previously disclosed in the 2020 proxy, the Board believes that having a combined CEO and Chair is effective in allowing Mr. Hartman to draw on his intimate knowledge of the operations of the business and industry developments to provide leadership on the broad strategic issues considered by the Board. At the same time, the appointment of a strong Lead Independent Director with clearly defined responsibilities and authority, along with the Board’s fully independent committees and substantial majority of independent directors, establishes an effective balance between management leadership and appropriate oversight by independent directors.

The Board has defined the roles of Chair and Lead Independent Director as outlined below, so that the respective duties and responsibilities of the Chair and the Lead Independent Director are clear, effective and balanced:

Chair	Lead Independent Director

Prepares the agenda for meetings of the Board of Directors and committees, in consultation with the Lead Independent Director, and the chairs of the various Board Committees	Provides advice and consultation to Chair, and consults as to the agenda for meetings of the Board of Directors and committees, and has the authority to add items to the agenda

Establishes the schedule for Board and Committee meetings in light of the quarterly reporting obligations, investor conferences and meetings, and conflicting scheduling demands	Consults with Chair concerning schedule for meetings to ensure there is sufficient time to discuss all agenda items

Provides leadership for the Board of Directors during the meetings by presiding over the meetings, and for communications among directors between meetings	Presides over the meetings of the independent directors in executive session, and in the absence of the Chair

Guides the Board’s annual self-assessment	Serves as the liaison between the Chief Executive Officer and the independent directors between meetings, including providing feedback of discussions during executive sessions

Presides over the Annual Meeting of Stockholders	Has the authority to call a meeting of the Board, including a meeting of the independent directors

Acts as a sounding board for the Chair and CEO

Speaks to or meets individually with the Chair and CEO prior to and following each Board meeting or calls as appropriate

Establishes the priorities for the Board of Directors

Advises the CEO of the Board’s information needs

Guides the Board’s annual assessment of the CEO

Is available, as needed, to meet with stockholders

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Corporate Governance Matters

Risk Oversight

While the Company’s management is responsible for day-to-day risk management, the Board has the ultimate responsibility for overseeing the Company’s risk management process. The Company has instituted a thorough, comprehensive enterprise risk management program, which is a Company-wide effort to identify, assess, manage, report and monitor enterprise-wide risks that may affect our ability to achieve our business objectives and including risks related to cybersecurity. This program involves regular Board oversight along with quarterly updates on key risks by management, with the CEO and the General Counsel as well as other subject matter experts within management as appropriate reporting at each regularly scheduled Board meeting of any material changes during the course of the year as they arise. To create the enterprise risk management assessment, executive management works with the General Counsel to:

•	aggregate all significant risks that may have a material impact on the Company;

•	assess industry-wide risks as experienced by competitors and others in the same industry as well as emerging risks, including, for example, cyber-security and data privacy;

•	identify a plan to mitigate, reduce or manage each identified risk, to the extent possible;

•	review each identified risk quarterly, with more frequent monitoring of significant risks; and

•

provide the Board with reports on the overall enterprise risk management process, including a dashboard showing the likelihood and potential of each risk identified, as well as an identification of the trends for each risk, with management providing more in-depth reviews of key risks identified by management, or as requested by the Board.

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Board Committees:

The Company’s Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee. Current members of the individual committees are named below:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee

Dr. John L. Workman, Chair	Mark Tryniski, Chair	David Bronson, Chair	Jerome Lande, Chair
David Bronson	Brian P. Concannon	LaVerne Council	Brian P. Concannon
Barbara J. Schwarzentraub	LaVerne Council	Martha Goldberg Aronson	Charles Farkas
	Charles M. Farkas		Jerome J. Lande
	Jerome J. Lande		Dr. John L. Workman

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of three independent directors. As more fully detailed in its charter, the Audit Committee is charged with (a) oversight of the Company’s accounting and financial reporting principles, policies and internal accounting controls and procedures; (b) oversight of the Company’s financial statements and the independent audit thereof; (c) nominating the outside independent registered public accounting firm to be proposed for stockholder approval; (d) evaluating and, where deemed appropriate, replacing the independent registered public accounting firm; (e) pre-approving all services permitted by law to be performed by the independent registered public accounting firm; (f) approving all related-party transactions above $5,000; (g) establishing procedures for (i) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; (h) the oversight of the Company’s response to claims involving potential financial fraud or ethics matters; and (i) overseeing the Company’s financial statement and financial reporting risks. The Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. The Audit Committee met nine times during 2020. All then-current members of the Audit Committee attended every meeting, with the exception of a single director who was unable to attend one meeting due to scheduling conflicts. The current Audit Committee Charter is on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any stockholder who requests it.

The Compensation Committee currently consists of five independent directors. As set forth in its charter, the Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company’s CEO and the CEO’s direct reports and overseeing compensation-related risks. The Compensation Committee met six times, and acted once by unanimous written consent, during 2020. All then-current members of the Compensation Committee participated in every meeting. The Compensation Committee, and the full Board of Directors, has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because the value of senior management’s short-term incentives are balanced by the value of longer-term incentives. Employees below the senior management level are provided annual incentives that are lower in relation to salary and therefore do not have an incentive that results in risk to the Company as a result of compensation practices or structure. The current Compensation Committee Charter is available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any stockholder who requests it.

The Corporate Governance and Nominating Committee currently consists of three independent directors. As stated in its charter, the Corporate Governance and Nominating Committee is responsible for (a) recommending individuals to the full Board

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Corporate Governance Matters

for nominations as members of the Board of Directors, (b) making recommendations to the full Board on all matters concerning corporate governance practices, including the development of a set of corporate governance principles and evaluation of the Board and its committees, and (c) assisting the full Board in overseeing the Company’s approach to environmental, social and governance matters, including the Company’s approach to human rights, and diversity and inclusion.

As to nominees for the Board, the Corporate Governance and Nominating Committee will consider, but is not obligated to accept, stockholder recommendations for individuals to be nominated provided that such recommendations are submitted in writing to the Company’s General Counsel in accordance with the procedures set forth in the Company’s By-laws (more information concerning director nominations is set forth below under the heading Corporate Governance and Nominating Committee Report). The Corporate Governance and Nominating Committee and the full Board seek directors with expertise and experience in managing companies both public and private, in financial matters, experience with United States and international business, and in the medical field in a variety of functions and areas, as well as diversity in background and gender and race. In this regard, the Corporate Governance and Nominating Committee and the full Board are committed to creating a Board with diversity of expertise, experience, background, race and gender and expect to seek to identify, recruit and advance candidates offering such diversity in future searches. The Corporate Governance and Nominating Committee met five times during 2020. All then-current members of the Corporate Governance and Nominating Committee attended every meeting. The current Corporate Governance and Nominating Committee Charter and Corporate Governance Principles are available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any stockholder who requests it.

The Strategy Committee currently consists of four independent directors. As stated in its charter, the Strategy Committee is responsible for overseeing management’s long-term strategic plan for the Company, the risks and opportunities related to such strategy, and strategic decisions regarding investments, acquisitions and divestitures, and capital structure considerations that support the long-term strategic plan of the Company. The Strategy Committee met four times in 2020. All members of the Strategy Committee attended every meeting. The current Strategy Committee Charter, which was amended as of August 2020, is available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any stockholder who requests it.

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in its oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by the applicable listing standards of the New York Stock Exchange and the rules under the Exchange Act in that no member of the Audit Committee has received any payments, other than compensation for Board services, from the Company, and has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past four years. Messrs. Bronson, and Workman are not currently engaged professionally in the practice of auditing or accounting. While Ms. Schwarzentraub was engaged during part of 2020 in the practice of accounting in connection with her employment with another company, her service on the Audit Committee is not in the capacity as an accountant. Having considered this, the Audit Committee and Board of Directors have determined that Messrs. Bronson, Workman and Ms. Schwarzentraub qualify as “audit committee financial experts” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations and that such qualifications were acquired through relevant education and work experience. The Audit Committee operates pursuant to a charter that was last amended by the Board of Directors in January 2020. A copy of the amended charter, which more fully describes the duties and responsibilities of the Audit Committee, is available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations).

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended charter. In this regard, during 2020, the Audit Committee continued to work with the Vice President of Internal Audit, who reports directly to the Audit Committee, in connection with the Audit Committee’s oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company.

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Corporate Governance Matters

The Audit Committee met nine times during 2020 and held numerous discussions with management and with the Company’s independent registered public accounting firm, including in executive meetings without management present. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under PCAOB Auditing Standard No. 16 (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter regarding the independent registered public accounting firm’s independence required by the PCAOB (Rule 3526, Communications with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm its independence. In this regard, the Audit Committee evaluates the fees proposed and billed for non-audit services and also considers the nature and scope of non-audit services when evaluating the independence of the independent registered public accounting firm, all of which the Audit Committee pre-approves. Taking all of these matters into consideration, the Audit Committee has determined that the provision of non-audit services by the independent registered public accounting firm, and the fees and costs incurred in connection with those services, are compatible with the auditor’s independence in light of the nature and extent of permissible non-audit services provided to the Company.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the company’s independent registered public accounting firm. In connection with considering whether to retain PricewaterhouseCoopers LLP, the Audit Committee considers, among other things, its familiarity with the Company’s business and operations, its knowledge of and exposure to the industry as a whole, its quality of communication with the Audit Committee, its ability to provide knowledgeable staff, and the expertise and responsiveness of the national office and other experts in various fields within the audit firm. The members of the Audit Committee and the Board have considered the length of the independent registered public accounting firm’s engagement with the Company, the amount of the fees charged and the tenor of the negotiations concerning such fees, as well as the stockholder ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Considering all of these factors, the members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

Based upon the Audit Committee’s review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Dr. John L. Workman (Chair)	David Bronson
Barbara J. Schwarzentraub

Corporate Governance and Nominating Committee Report

The role of the Corporate Governance and Nominating Committee is to recommend individuals to the Board for nomination as members of the Board and its committees, to develop and recommend to the Board a set of corporate governance principles applicable to the Company, and to ensure that the Board oversees the Company’s approach to environmental, social and governance matters. The Board of Directors, in its business judgment, has determined that all members of the Corporate Governance and Nominating Committee are “independent”, as required by applicable listing standards of the New York Stock

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Corporate Governance Matters

Exchange, in that no member of the Corporate Governance and Nominating Committee has received any payments, other than compensation for Board services, from the Company. The Corporate Governance and Nominating Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors in December 2020. A copy of the amended and restated charter is available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations).

The Corporate Governance and Nominating Committee is committed to recommending candidates who create and maintain a Board of Directors with diversity of expertise, experience, professional background, race, and gender. The Committee has developed and maintains a set of desirable skills and expertise, reviewed and updated annually, for potential candidates for Board service. Factors considered for potential candidates include business judgement, diversity, reputation, experience in leadership roles in businesses and other organizations of comparable size and complexity, understanding of finance and financial reporting processes, corporate governance and oversight experience, the ability to dedicate significant time for service on a Board of Directors, the interplay of a candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Corporate Governance and Nominating Committee also considers the skills and expertise required to satisfy the listing requirements of the New York Stock Exchange, on which the Company’s stock is traded.

During 2020, there were no vacancies on the Board of Directors, and therefore, the Committee made no recommendations or nominations for new directors.

During 2020, the Corporate Governance and Nominating Committee, after careful consideration and deliberation, recommended to the full Board the appointment of Mr. Hartman as Chair of the Board, and Ms. Goldberg Aronson as Lead Independent Director with authority and responsibilities as defined by the full Board. The full Board subsequently accepted and approved both recommendations. The Corporate Governance and Nominating Committee also reviewed the Board’s committee structure, leadership and the succession planning for the Committees, and concluded that it was appropriate to change the chair of the Strategy Committee in light of the Company’s practice of rotating committee chairs after five years, and to appoint a new chair of the Compensation Committee in light of the selection of Ms. Goldberg Aronson, who had been the Chair of the Compensation Committee, as Lead Independent Director.

The Committee may consider candidates proposed by management, but is not required to do so. As previously disclosed, the Corporate Governance and Nominating Committee will consider any nominees submitted to the Company by stockholders wishing to propose nominees for election as directors at the 2022 Annual Meeting, provided that the stockholders proposing any such nominees have adhered to specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, CONMED Corporation, 11311 Concept Blvd, Largo, FL 33773 (Telephone (727) 392-6464) ).

Submitted by the Corporate Governance and Nominating Committee,

David Bronson (Chair)	LaVerne Council
Martha Goldberg Aronson

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors as a group or an individual director may do so by sending correspondence to the attention of the General Counsel of the Company at 11311 Concept Blvd, Largo, FL 33773 with a cover letter specifying the intended recipient. At this time, no communications received by the Company in this manner will be screened, although this could change without prior notice. As set forth in the Company’s Corporate Governance Principles, the Company’s policy is that directors will participate in the Annual Meeting of Stockholders, absent exceptional circumstances. All directors participated in the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) through the on-line platform.

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Corporate Governance Matters

Ethics Disclosure

The Company has adopted an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is available on the Company’s website in the corporate governance tab of the investor relations section (http://www.conmed.com/en/about-us/investors/investor-relations), as well as the Ethics and Compliance pages of the ‘About Us’ section of the website (http://www.conmed.com/en/aboutus), and is administered by the Company’s General Counsel and the Company’s Compliance Director. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting by employees to an independent third party, which forwards reports if and when it receives any anonymous reports. No waivers under the Ethics Program have been granted.

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Principal Accounting Fees and Services

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2020 and December 31, 2019, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, for the audit of the Company’s internal control over financial reporting as of December 31, 2020 and December 31, 2019, and all other audit related, tax consulting and other fees and expenses, are set forth in the table below.

Fee Summary	2020	2019

Total Audit Fees	$1,960,606	$2,275,000

Audit Related Fees:		$ 232,500

Tax Fees:	$ 48,550	$ 185,983

All Other Fees:	$ 2,700	$ 2,700

Total Fees and Expenses	$2,011,856	$2,696,183

[1]

In conjunction with the Company’s acquisition of Buffalo Filter, PricewaterhouseCoopers LLP was engaged to perform an audit of the 2018 Buffalo Filter financial statements. Assurance and related service fees shown above represent the fees associated with the audit.

The Audit Committee has adopted procedures requiring prior approval of particular engagements for services rendered by the Company’s independent registered public accounting firm. Consistent with applicable laws, the Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. All fee amounts set forth in the table above were pre-approved.

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Compensation Discussion and Analysis

The following Compensation Discussion & Analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal year 2020 executive compensation program. This CD&A is intended to be read in conjunction with the tables beginning on page 59, which provide further historical compensation information for our named executive officers (“NEOs”) as identified below.

Name	Title

Curt R. Hartman	Chair of the Board, President and Chief Executive Officer

Todd W. Garner	Executive Vice President and Chief Financial Officer

Patrick J. Beyer	President, International and Global Orthopedics

John E. (Jed) Kennedy	Group Executive Vice President, Advanced Endoscopic Technologies

Stanley W. (Bill) Peters	Vice President & General Manager, Advanced Surgical

Quick CD&A Reference Guide

Executive Summary	Section I (Page 29)

Business Strategy Link to Compensation	Section II (Page 30)

Objectives and Philosophy	Section III (Page 33)

Compensation Decision-Making Process	Section IV (Page 34)

Competitive Market Analysis	Section V (Page 34)

Elements of Executive Compensation	Section VI (Page 35)

Share Ownership: Prohibition on Hedging and Pledging	Section VII (Page 40)

Additional Compensation Policies and Practices	Section VIII (Page 40)

I.        Executive Summary

Our compensation program is designed to reward executives’ achievement of the Company’s short- and long-term performance goals and to retain them. This is important, as our Company’s performance is very much dependent on the talents, skills and engagement of our people. We measure Company performance by growth in sales and earnings, and these goals are directly reflected in our annual bonus plan. By focusing on these two performance objectives, we believe this will strengthen our stock price performance over the long-term. We tie our executive long-term interests with our stockholder interests through our equity incentive program. The equity is delivered in the form of stock options which we believe is the vehicle which most directly ties to stockholder interests and, to a lesser degree, restricted stock units (“RSUs”). Finally, our executives are measured by their individual contributions to the Company’s success, and this is reflected in base salary adjustments.

The Board is actively engaged and involved in talent management. The Board reviews the Company’s people strategy in support of its business strategy at least annually and frequently discusses talent issues at its meetings. This includes a detailed discussion of the Company’s global leadership bench and succession plans with a focus on key positions at the senior executive level. High-potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

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Compensation Discussion and Analysis

II.        Business Strategy Link to Compensation

The Company strives to grow revenues and earnings through a comprehensive strategy focused on organic revenues and acquisitions. Over the past several years we have experienced growth, although the Company experienced lower sales in 2020 compared to 2019, due to the emergence of the COVID-19 pandemic and the resulting temporary closures in many parts of the world and the postponement of non-urgent surgical procedures to minimize the risk of infection. More specifically, the context for the decisions by the Compensation Committee and Board of Directors to amend the bonus plans was as follows:

•

With the recognition that COVID-19 was a global pandemic, the Company took several steps to reduce costs, even as the Company incurred increased costs in connection with enhanced cleaning protocols required to maintain necessary safety measures for employees engaged in essential manufacturing activities, as well as compensation guarantees for sales representatives, agents and distributors, whose commissions otherwise would have deteriorated materially as surgeries were halted in many jurisdictions through no fault of the sales representatives, agents and distributors.

•

While the Company’s response to COVID-19 began in the first quarter of 2020, its scope and urgency accelerated as the pandemic’s effect increased. In the second quarter of 2020, the Company’s revenues declined 33.8% as reported, compared to the prior year, with the Company reporting a loss of $0.96 per share on a GAAP basis. The Company also amended the terms of its credit facility to increase its liquidity cushion – a step which ultimately proved to be unnecessary, but at the time the management decision was to ensure there was added flexibility as a risk management matter.

•

During the second quarter and the beginning of the third quarter, management continued to make adjustments to how we supported employees, managed expenses and cash, and ran the business. The breadth, intensity and focus of these efforts grew through the second quarter of 2020. This created a corresponding need to adjust the compensation strategy to sharpen the focus on protecting employees and reducing costs, while maintaining profitability, or, at least, minimizing losses. Accordingly, the executive bonus plan was adjusted mid-year to contemplate reduced revenues and necessary cost reductions as detailed on page 37. The target for 100% payout, however, was unchanged.

•

In addition, while the original bonus plan was weighted more heavily toward earnings as compared to sales, the revised bonus plans were more heavily weighted towards revenues, as maintaining revenue levels was critical in light of the Company’s fixed costs and the belief that the Company needed to be well-positioned when surgical procedures returned to levels more resembling pre-pandemic levels. The rationale was twofold: (i) to ensure focus on corporate-wide revenues and profitability; and (ii) to avoid the possible demotivation of an incentive which an executive might have been unable to achieve given the spending controls that the Company imposed across the entire Company.

•

In the third quarter of 2020, the management team’s adjustments to the Company’s operations began to take effect. Revenues in third quarter increased 1.8% as reported compared to the prior year. Significantly, the Company returned to profitability, reporting net earnings per share on a GAAP basis of $0.23 per share.

•

In the fourth quarter of 2020, revenue growth improved sequentially compared to the third quarter, although sales decreased 4.5% as reported, compared to the prior year. Likewise, the Company reported net earnings per share on a GAAP basis of $0.81 per share, compared to $0.49 on a GAAP basis in the prior period.

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Compensation Discussion and Analysis

The Company’s compensation structure advances the business strategy in the following ways:

Pay Element	Description	Link to Strategy and Performance

Base Salary	Base salaries are based on a review of competitive positions with peer companies, and other survey data, and adjusted annually based on individual performance, or in connection with an executive taking on substantially increased responsibilities.	To attract and retain high-performing and experienced leaders at a competitive compensation.

Annual Bonus Plan	Bonus targets as a percentage of salary ranging from 60% to 110% of salary to drive focus on annual goals, with a significant portion of the goals based on pre-determined financial metrics. While the Company historically had also included strategic goals for commercial or corporate functions, the individual goals were removed in 2020 for the reasons noted above.

A significant portion of executive pay is tied to annual corporate wide sales and adjusted EPS. As noted at pages 37-38, the weighting of the bonus tied to sales was adjusted during 2020.

The approach to the annual bonus plan is to reward executives primarily for Company-wide performance, because the various businesses and functions must work together with limited resources to ensure corporate-wide success. To encourage the cooperation required to achieve company-wide goals, 73% – 110% of the executives’ bonus plans are based on company-wide results.

As executives other than the CEO must focus on his or her unique functional or business goals, each executive’s bonus included performance goals individual to the business unit or function, although the goals are intended to advance Company-wide performance. Individual goals were, however, removed from the bonus plans during 2020 to enhance focus on corporate-wide revenues and earnings, as explained above.

The Compensation Committee also has the discretion to award discretionary bonuses in recognition of exceptional individual performance.

Equity Compensation	A significant portion of overall compensation, at target, ranging from 71% for the CEO to an average of 57% for the other NEOs, consists of equity compensation vesting over 4-5 years.

Directly aligns the interests of our executives with those of our stockholders. Stock options only have value for executives if operating performance results in appreciation of stock price.

The relative value of the stock options over time ensures that executives are focused on long-term success, and will not sacrifice long-term value creation at the altar of short-term performance, the majority of executive compensation is in the form of equity compensation which vests over longer periods – five years for stock options.

We also utilize RSUs, when appropriate, to emphasize retention and stock ownership given the grants retain value even during periods of market or stock price underperformance.

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Compensation Discussion and Analysis

Overview of Pay Program

Our pay program is reflective of our business strategy, our desire to fairly and appropriately pay our executive team, and our desire to align management with stockholder interests.

While there is no fixed formula, the Compensation Committee seeks an appropriate balance between cash and non-cash compensation, short and long-term incentives, fixed and at-risk compensation and the appropriate mix of different forms of equity compensation. In addition, the Compensation Committee believes that senior executives who have a greater and more direct impact and influence over the Company’s overall performance should receive a significant proportion of compensation in the form of equity relative to their total compensation, thus seeking to align the executive’s incentives and impact with the value he or she brings to the Company-wide performance.

Target Pay

To promote the performance-based culture as described above, and to align the interests of management and stockholders, our executive compensation program focuses on variable compensation. Our CEO’s and other NEO’s average pay mix at target in 2020 illustrate this:

2020 CEO Target Pay Mix                                             2020 Other NEO Target Pay Mix

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Compensation Discussion and Analysis

Compensation Program Governance

Best Practices We Employ

✔ Majority of NEO compensation tied to long-term performance

✔ Equity awards granted in 2015 and beyond require a double trigger for Change in Control vesting acceleration

✔ Stock ownership guidelines of 4x salary for CEO, 3x for the CFO, and 1x for other NEOs

✔ Caps on incentive plan payouts

✔ Compensation Committee is comprised entirely of independent directors

✔ Compensation Committee engages an independent consultant

✔ Compensation Committee regularly meets in executive session without management present

✔ Annual risk assessment of the compensation program

✔ Robust holding requirements until minimum share ownership requirements are achieved

✔ Minimum vesting schedule of at least 12 months for equity awards

✔ Incentive program designs do not encourage excessive risk taking

✔ The Company CEO is not present during any deliberations or voting of the Compensation Committee or Board regarding CEO compensation

Practices We Avoid

✘ Hedging and pledging stock are prohibited.

✘ Our equity plan does not allow repricing of underwater options without stockholder approval

✘ We do not provide executive perquisites other than international employees where such perquisites are common

✘ Excise tax gross-ups are not permitted in our employment arrangements

✘ We do not pay dividends on unvested equity awards

✘ We do not guarantee bonus payments; each bonus requires a threshold of performance

2020 Say-on-Pay Vote Results

The Compensation Committee reviewed the voting results on the advisory resolution, commonly referred to as a “say-on-pay” resolution, when evaluating our executive compensation programs and noted 95.6% of the shares that were voted by stockholders at the 2020 Annual Stockholders Meeting voted in favor of the compensation program. The Compensation Committee believes that these voting results reflect strong stockholder support for our current compensation practices. Accordingly, we did not make significant changes to our executive compensation practices or programs based on the results of the vote. The Compensation Committee will continue to review our executive compensation program as well as consider the outcome of our “say on pay” votes when making future compensation decisions for the NEOs.

III.        Objectives and Philosophy

The Company’s executive compensation program reflects the following principles:

•	Attract, retain and motivate top talent.

•	Provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as facilitate executive retention.

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Compensation Discussion and Analysis

•	Align the executives’ interests with those of stockholders through long-term incentives linked to specific performance of objective goals.

IV.        Compensation Decision-Making Process

Role of Board of Directors and Compensation Consultant

The Compensation Committee oversees all aspects of compensation for the CEO and the CEO’s direct reports (“the Executive Team”). The Compensation Committee structures the executive compensation program to balance the goals of linking pay-to-performance and creating alignment with stockholder interests with the challenge of retaining and motivating a qualified Executive Team to provide business continuity and strategic leadership.

In the fall of 2015, the Compensation Committee, after a thorough review process, retained Radford, part of the Rewards Solutions practice of Aon plc, as its independent compensation consultant in connection with the compensation paid to the Executive Team, and to review director compensation. The Compensation Committee has assessed the independence of Radford pursuant to SEC and NYSE rules. Radford does not provide any material services to management and the Compensation Committee has determined that it does not have any business or personal relationship with any member of the Committee or management. On the basis of its consideration of the foregoing and other relevant factors, the Compensation Committee concluded that there were no conflicts of interest, and that Radford is independent.

In determining executive compensation, the Compensation Committee obtains input and advice from Radford, and reviews recommendations from our CEO and the Executive Vice President of Human Resources with respect to the performance and compensation of our other Executive Team members. The Board of Directors, upon recommendation from the Compensation Committee, reviews and approves CEO and NEO compensation.

Risk Assessment

The Compensation Committee annually evaluates the Company’s compensation programs to assess whether such programs as designed or administered would facilitate or encourage excessive risk-taking by employees. In 2020, the Committee concluded that the programs are not reasonably likely to have a material adverse effect on the Company in part due to the following program elements: (i) limits provided on annual incentive and long-term performance awards, (ii) the potential opportunity derived from long-term incentive programs outweigh the benefit available under the annual incentive programs thereby creating a focus on sustained Company operational and financial performance, and (iii)  the stock ownership guidelines impacting all of the Executive Team.

V.         Competitive Market Analysis

Our compensation committee utilizes a comparative framework to help define specific peer companies and several other survey data sources to help with the assessment.

Primary Market (Peer Companies)	Secondary Market (Survey Data)	Data Sources

• Specific peers in the medical device and healthcare equipment industry with a similar business and financial profile	• Broader, size-appropriate comparisons in the medical device industry	• Public SEC filings for specific peers • Radford Global Life Sciences Survey

We regularly review this competitive data which includes data with respect to salary, bonus, and equity across a range of percentiles. There is no fixed formula or percentile of market-established compensation levels which the Company strives to meet and the benchmark data reviewed includes a range from the 25th percentile to the 75th percentile. This data is but one factor considered in our evaluation. Other factors considered include the scope of the executive’s role within our Company, the performance of the individual, and the expected future contributions of the individual.

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Compensation Discussion and Analysis

2020 Peer Group

Each year the Compensation Committee works with our independent compensation consultant to review compensation for similar positions at other corporations within a designated peer group of companies to help ensure that the Company’s overall compensation levels, and the components thereof, are appropriate.

As our Company evolves, we continue to revisit and refine, as needed, this peer group. To select peers for 2021, we worked with Radford to consider companies which generally fit within the following criteria:

•	Market Capitalization – 1/3 to 3x the Company’s current market capitalization, now ranging from $900 million to $8.2 billion;

•	Revenue – 1/3 to 3x the Company’s trailing twelve-month revenue, now ranging from $320 million to $2.9 billion;

•	Headcount – 1/3 – 3x the Company’s current headcount, now ranging from 1,150 to 10,500.

At the outset of 2020, our Peer Group was as follows:

Company (12/31/19 Data)	LFY # of EEs	LFY Revenues	30-Day Avg. Market Cap ($M)

Align Technology	14,530	$2,407	$21,616

Cantel Medical	2,775	$918	$3,109

Globus Medical	2,000	$785	$5,767

Haemonetics	3,216	$968	$5,963

ICU Medical	8,000	$1,266	$3,812

Integer	8,250	$1,258	$2,590

Integra LifeSciences	4,000	$1,518	$5,166

Masimo	1,600	$938	$8,370

Merit Medical Systems	6,355	$995	$1,668

Natus Medical	1,484	$495	$1,082

NuVasive	2,800	$1,168	$3,932

Orthofix Medical	1,055	$460	$873

West Pharmaceutical Services	8,200	$1,840	$10,988

Wright Medical Group	3,030	$921	$3,823

75th Percentile	7,589	$1,264	$5,914

50th Percentile	3,123	$981	$3,877

25th Percentile	2,194	$919	$2,719

CONMED	3,300	$955	$3,170

Percentile Rank	55%	43%	31%

During 2020, the Compensation Committee removed Wright Medical as a result of its being acquired, and also removed Align Technology and West Pharmaceutical from the peer group as they no longer satisfied the financial criteria. At the same time, the Compensation Committee added LivaNova, Nevro and Penumbra to the peer group.

VI.        Elements of Executive Compensation

NEO compensation primarily consists of base salary, annual incentive awards, and annual grants of equity awards. These elements are in line with the level of responsibility and impact on our results for each executive.

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Compensation Discussion and Analysis

Base Salary

An NEO’s salary is initially established based upon an evaluation of the competitive salaries for similar positions in the market. Absent a promotion or some other unusual circumstance, such as a change in responsibilities, salaries are reviewed once per year. In this process, the Compensation Committee considers the recommendation of the CEO along with the Executive Vice President of Human Resources in reviewing and approving the base salaries of the Executive Team (other than the CEO).

In making recommendations for the Executive Team, the CEO considers the individual’s contribution to the Company’s performance and exercises judgment and discretion when considering any additional factors that should appropriately affect the executive’s salary such as current compensation data derived from the proxies of the peer companies described above and, as appropriate, compensation data gathered from third-party surveys generally available to the Company. No specific formula is used to weigh or evaluate these factors; rather, the CEO considers such factors on the whole when making a base salary recommendation.

As to the process for reviewing the base salary for the CEO, the Committee considers the Company’s performance, the CEO’s contribution and his responsibilities as well as the competitive talent market. No fixed formula or target percentile is established for setting the base salary. The salary adjustments in February, 2020, effective as of March were as noted in the chart below.

NEO	2020 Base Salary	2019 Base Salary	% Change

Curt R. Hartman	$895,000	$850,000	5.3%

Todd W. Garner	$486,200	$442,000	10.0%

Patrick J. Beyer(1),(2)	$469,054	$419,075	8.0%

John E. (Jed) Kennedy(2)	$352,560	$339,000	4.0%

Stanley W. (Bill) Peters	$388,960	$374,000	4.0%

(1)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his salary is paid in British pounds. These components were converted to U.S. dollars using exchange rates of £0.735 and £0.761 to U.S. $1.00 at December 31, 2020 and December 31, 2019, respectively.

(2)

Salaries were as of March 1, 2020, prior to Mr. Beyer and Mr. Kennedy assuming additional responsibilities. Mr. Beyer assumed additional responsibilities for the U.S. Orthopedic business as of October 1, 2020. His salary was increased 12%, from £344,520 ($469,054) to £385,862 ($525,340) at that time as a result. Mr. Kennedy assumed additional responsibilities for distribution, quality/regulatory affairs and customer service as of October 1, 2020. Mr. Kennedy’s salary was increased 8% to $380,765 at that time as a result.

Executive Bonus Plan

The Company maintains the stockholder-approved Executive Bonus Plan, which may be used to pay incentive compensation to the Company executives, including our NEOs. For the NEOs, annual bonus targets and performance metrics are established in the first quarter of the year by the Compensation Committee and the Board of Directors at the meeting typically held in late February or early March. As summarized above, the approach to 2020 was adjusted mid-year due to the impact of the COVID-19 pandemic.

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Compensation Discussion and Analysis

Executive Bonus Plan Performance Goals for 2020

The Executive Bonus Plan performance goals for 2020 were initially established by the Compensation Committee in February 2020 and amended in July, as detailed below. The bonus payment was conditioned upon the achievement of certain threshold goals and was to be measured on a sliding scale between threshold and maximum performance. Consistent with prior years, the initial bonus plan established for the NEOs, other than the CEO’s bonus, was based on three metrics: (i) Total Company Net Sales (Fx Adjusted); (ii) Adjusted EPS; and (iii) commercial or functional performance goals. The CEO’s goals did not include any individual performance goals. The weighting of each performance metric (in each case, expressed as a percentage of the NEO’s annual base salary) varied by position. As amended for the reasons described below, the thresholds, targets and maximums were as follows:

	Threshold	Target	Maximum

Curt R. Hartman

Net Sales (FX Adjusted)	15.4%	77.0%	84.7%

Adjusted EPS	6.6%	33.0%	36.3%
Total	22.0%	110.0%	121.0%

Todd W. Garner

Net Sales (FX Adjusted)	10.5%	52.5%	57.8%

Adjusted EPS	4.5%	22.5%	24.8%
Total	15.0%	75.0%	82.5%

Patrick J. Beyer

Net Sales (FX Adjusted)	7.4%	37.1%	40.8%

Adjusted EPS	3.2%	16.1%	17.7%

Commercial Goals	3.4%	16.8%	18.5%
Total	14.0%	70.0%	77.0%

John E. (Jed) Kennedy

Net Sales (FX Adjusted)	6.4%	31.8%	35.0%

Adjusted EPS	2.8%	13.8%	15.2%

Commercial Goals	2.8%	14.4%	15.8%
Total	12.0%	60.0%	66.0%

Stanley W. (Bill) Peters

Net Sales (FX Adjusted)	6.4%	31.8%	35.0%

Adjusted EPS	2.8%	13.8%	15.2%

Commercial Goals	2.8%	14.4%	15.8%
Total	12.0%	60.0%	66.0%

The corporate goals were initially set and measured as follows:

Net sales (FX adjusted) goals were in the $1,008 million to $1,089 million range with payouts from 60% to 200%. The target was $1,031 million for 100% payout. Net Sales (FX Adjusted) is calculated by taking GAAP net sales and adjusting for the impact of actual foreign exchange rates versus budgeted foreign exchange rates.

Adjusted EPS goals were in the $3.02 to $3.59 range with payouts from 75% to 200% of the target payout, which was $3.09 for a 100% payout. Adjusted EPS for these purposes was adjusted for amortization of intangible assets, amortization of deferred financing fees and debt discount, unusual items, including restructuring charges, impairment charges, changes in tax or accounting rules, acquisitions or other special or nonrecurring events. A reconciliation of GAAP to Adjusted EPS is shown on page 38. The Compensation Committee structured this scale to incent executives with challenging targets based upon the Company’s internal goals and guidance to investors. In addition, each NEO’s annual bonus, other than the CEO, was subject to performance goals specific to the individual’s areas of responsibility.

Having evaluated the impact of the global pandemic on the business, upon recommendation from the CEO and the Executive Vice President of Human Resources, the Compensation Committee and full Board of Directors amended the threshold and maximum payouts under the 2020 bonus plan in July. This was important to retain and align the executive talent and drive

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Compensation Discussion and Analysis

performance in the uncertain environment created by the global pandemic. Importantly, the bonus targets to achieve 100% bonus achievement remained unchanged.

As a result of the July modifications, Net sales (FX adjusted) goals were adjusted to be in the $648.8 million to $1,037 million range with payouts reduced to 20% to 110%. The target remained at $1,031 million for 100% payout. The Cash EPS goals remained at $3.09 for 100% payout. Adjusted EPS goals were adjusted to be in the $0.90 to $3.14 range with payouts reduced to 20% to 110%. Additionally, the business unit or functional goals were adjusted in the NEOs’ goals and the bonus plans were aligned as components of the corporate Sales and Adjusted Cash EPS goals. Importantly, the relative weighting was changed to increase the relative importance of sales as compared to earnings.

Given the importance of revenue generation, the weighting of the revenue performance metric (in each case, expressed as a percentage of the NEO’s annual base salary) was emphasized and varied by position, as follows:

2020 Bonus Plan Targets: Original and Revised

	Curt R. Hartman Original	Todd W. Garner Original	Patrick J. Beyer Original	John E. (Jed) Kennedy Original	Stanley W. (Bill) Peters Original

Target	110%	75%	70%	60%	60%

Net Sales (FX Adjusted)	44%	24%	22%	17%	17%

Adjusted EPS	66%	36%	33%	28%	28%

Commercial or Functional Goals	0%	15%	15%	15%	15%

	Revised	Revised	Revised	Revised	Revised

Net Sales (FX Adjusted)	77%	52.5%	37.1%	31.8%	31.8%

Adjusted EPS	33%	22.5%	16.1%	13.8%	13.8%

Commercial or Functional Goals	0%	0%	16.8%	14.4%	14.4%

2020 Actual Payouts

For 2020, the Company achieved:

•	Net Sales (FX Adjusted) of $857.8 million, which was 77% of target.

•	Adjusted EPS of $2.18, or 79% of target.

Below is a reconciliation of GAAP to Adjusted EPS (in $ thousands):

	Year Ended December 31, 2020

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Tax Expense/ (Benefit)	Effective Tax Rate	Net Income	Diluted EPS

As reported	$460,300	$373,817	$46,010	$44,052	$(7,914)	-493.9%	$9,517	$0.32

% of sales	53.4%	43.3%	5.3%

Plant underutilization costs	6,586	—	6,586	—	739		5,847	0.20

Product rationalization costs	2,169	(2,095)	4,264	—	460		3,804	0.13

Restructuring and related costs	1,087	(4,782)	5,869	—	1,807		4,062	0.14

Acquisition and integration costs	2,820	(1,192)	4,012	—	888		3,124	0.11

Manufacturing consolidation costs	3,993	—	3,993	—	485		3,508	0.12

	$476,955	$365,748	$70,734	$44,052	$(3,535)		$29,862	$1.02

Adjusted gross profit %	55.3%

Amortization	$6,000	(27,945)	33,945	(13,414)	13,037		34,322	1.16

Adjusted net income		$337,803	$104,679	$30,638	$9,502	12.9%	$64,184	$2.18

% of sales		39.2%	12.1%

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Compensation Discussion and Analysis

Applying these results, as well as the achievement of the individual performance goals for each NEO, bonuses were earned as follows:

NEO	Bonus Target (as % of Base Salary)	Net Sales (FX Adjusted) Achieved	Adjusted EPS Performance Achieved	Commercial Goals	FY 2020 Actual Performance Achieved (as % of target bonus)	FY 2020 Earned Bonus (as % of YE base salary)	FY 2020 Earned Bonus($)

Curt R. Hartman	110%	77%	79%	—	78%	86%	$766,630

Todd W. Garner	75%	77%	79%	—	78%	58%	$283,953

Patrick J. Beyer	70%	77%	79%	74%	77%	54%	$283,393

John E. (Jed) Kennedy	60%	77%	79%	66%	75%	45%	$171,127

Stanley W. (Bill) Peters	60%	77%	79%	85%	80%	48%	$185,648

(1)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his bonus compensation is paid in British pounds. These components were converted to U.S. dollars using an exchange rate of £0.735 to U.S. $1.00, which was the spot rate as of December 31, 2020 (the last business day of the year).

Discretionary Bonuses

The Compensation Committee has the discretion to award discretionary bonuses in recognition of exceptional individual performance, including awards upon the recommendation of the CEO. For 2020 no discretionary bonuses were awarded.

Annual Equity Compensation

We believe our long-term incentive awards align the interests of NEOs with those of stockholders, encourage long-term retention, and provide an appropriate balance to the short-term incentives offered by the Company’s annual incentive bonus program for NEOs. Given our growth strategy, we believe that an appropriate long-term emphasis on stock price appreciation is appropriate, which creates an immediate, strong alignment of stockholder and management interests. Accordingly, a significant portion of our long-term equity awards are granted in the form of stock options. Stock options are tied to the performance of the stock as they have no value to the recipient unless and until stockholder value is created from the date of issuance. Additionally, we evaluate the NEOs’ performance in each grant cycle along with the retention value to determine the number of stock options issued to our NEOs. This approach to long-term incentive awards rewards performance while also aligning with stockholder interests. We also utilize RSUs, when appropriate, to emphasize retention and stock ownership given the grants have value immediately upon vesting. We have evaluated the use of Performance Share Units (“PSUs”) and have elected not to use this vehicle in our current annual equity program at this time and instead have elected to use stock options which we believe more closely align the interests of our executives (including our NEOs) to the long-term interests of stockholders. We have used PSUs in the instance of the 2015 grant of PSUs to Mr. Hartman as described below. The Compensation Committee believes this approach is consistent with its philosophy that those employees, the NEOs in particular, who are in a position to most directly impact corporate performance should have the highest risk/reward potential tied to corporate performance. Equity compensation awards to our NEOs were granted under our 2018 Long-Term Incentive Plan (the “LTIP”). The Compensation Committee generally determines the amount of equity compensation for each NEO other than the CEO, based in part, on recommendations from the CEO and Executive Vice President of Human Resources. Additionally, the Committee reviews the annual and aggregate dilutive impact of our equity grants.

For 2020, our executive equity grants consisted of RSUs and stock options, as set forth below:

NEO	# RSUs	# Options

Curt R. Hartman	—	205,000

Todd W. Garner	—	53,000

Patrick J. Beyer	—	55,000

John E. (Jed) Kennedy	5,000	9,500

Stanley W. (Bill) Peters	—	31,000

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Compensation Discussion and Analysis

Our NEOs were granted annual awards of stock options effective March 1, 2020, following the review of 2019 performance at the February 2020 Board meeting. The stock option awards vest ratably over five years with 20% of each award vesting annually. The RSU awards vest ratably over four years with 25% of each award vesting annually. Although annual grants are generally intended to incentivize future performance, in determining the size of grants, the Committee may consider, among other factors, individual contributions and performance during the preceding fiscal year. The exercise price on all outstanding stock options and SARs is equal to the quoted closing price of the stock on the date of grant. Stock options, SARs, RSUs and PSUs are generally nontransferable other than on death and expire ten years from date of grant. The Company has a policy against cash buyouts of underwater stock options or SARs, and such repurchases are expressly prohibited by the LTIP, unless approved by stockholders.

These equity grants, as well as the annual equity grants made to NEOs since 2015 under the LTIP, are subject to “double-trigger” vesting on a termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (each as defined in the applicable award agreement) within two years following the change in control (as defined in the applicable award agreement). Our equity compensation awards also include standard non-compete, non-solicit restrictions, as well as trade secret and confidentiality obligations.

VII.        Share Ownership: Prohibition on Hedging and Pledging

Stock Ownership Guidelines

The Company’s stock ownership guidelines are designed to encourage stock ownership so that our executives have a direct stake in the Company’s future and to directly align their interests with those long-term interests of stockholders. The ownership guidelines cover the Executive Team of the Company, including all NEOs. The guidelines are as follows:

Position	Required Salary Multiple

President and CEO	4x base salary

CFO	3x base salary

All other executive officers	1x base salary

The following share types are included under these guidelines: shares directly owned, shares jointly owned and estimated net after tax shares of unvested RSUs and vested in-the-money stock options, also on an after-tax basis. Executives are required to be in compliance with these guidelines within five years of becoming subject to this policy. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.

All NEOs were in compliance with the guidelines as assessed as of December 31, 2020.

Policy Prohibiting Hedging and Pledging of Company Stock

The Company also prohibits its Executive Team and directors from hedging or otherwise pledging stock or holding any derivatives of Common Stock other than those issued by the Company. The intent of this policy is to align the interests of senior management with those of the holders of the Common Stock.

VIII.        Additional Compensation Policies and Practices

Retirement Benefits

All employees in the United States, including the U.S. based NEOs, are eligible to participate in the Retirement Savings Plan. The Company maintains the Benefits Restoration Plan for eligible employees including the NEOs, except in the case of Mr. Beyer who participates in a program designed to compensate him in a similar fashion in accordance with practices in the UK. The following summary of the terms of these plans is qualified in its entirety by reference to the complete plan documents.

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Compensation Discussion and Analysis

Retirement Savings Plan

The Retirement Savings Plan (the “Savings Plan”) is a tax-qualified (401(k)) retirement savings plan pursuant to which all U.S. employees are eligible after completing three months of service, including the NEOs who meet the Savings Plan’s requirements. The Savings Plan provides a matching contribution up to a maximum of seven percent of the participant’s (including each NEO’s) compensation per pay period during the year, as detailed in the plan documents, and subject to certain legal restrictions.

Benefits Restoration Plan

The Company has established a Benefits Restoration Plan effective January 1, 2010. The Benefits Restoration Plan is a nonqualified deferred compensation plan that provides eligible employees, which include the NEOs, the opportunity to defer receipt of up to 50% of base salary and up to 100% of bonus and to receive seven percent (7%) matching contributions or other contributions from the Company. In addition, similar to the Savings Plan, the Company has discretion to contribute to the Benefits Restoration Plan in addition to the match. The funds are invested based upon the investments selected by the participant from the investments available under the Savings Plan.

A participant is 100% vested in the participant’s contributions and any earnings. Upon a “change in control”, the unvested portion of a participant’s account will automatically become vested. For purposes of the Benefits Restoration Plan, a “change in control” has the meaning provided in any written agreement between any participant and the employer, if applicable, and if there is no such written agreement with the employer defining a change in control, then a change in control generally means an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors. The vesting requirements align with those of the Savings Plan, which provides for vesting of 20% of any Company contributions for each year of service, such that an employee is 100% vested in any Company contribution after five years of service.

Corporate Aviation Policy

In September 2019, the Board (excluding Mr. Hartman, who recused himself from voting) approved the purchase of a fractional share of a plane. Consistent with the Company efforts to reduce our impact on the environment, the Company also purchased corresponding carbon-offsets, and adopted a policy regarding the use of corporate aircraft. The Board believes the use of the plane pursuant to the policy enhances productivity, minimizes distractions and maximizes the efficient use of travel time by Mr. Hartman, Mr. Garner, other members of the executive management team, as well as other employees whose travel on the plane is approved by the CEO. Pursuant to the Company policy, Mr. Hartman and Mr. Garner and other executives are permitted to use the plane for business purposes. Likewise, if the spouse, family member or guest of Mr. Hartman, Mr. Garner or another executive is permitted to accompany an executive on a flight or otherwise be on the plane, the corresponding executive is responsible for the income imputed for tax purposes, as well as any associated taxes. During 2020, the aggregate respective Standard Industry Fare Level (“SIFL”) rate fares incurred by Mr. Hartman and Mr. Garner for guests who accompanied them on flights were each less than $10,000.00. Pursuant to the policy, Mr. Hartman and Mr. Garner are each responsible for the payment of any tax on the income imputed to them. CONMED does not pay any gross-up payment with respect to such taxes.

Recoupment Policy

In the interest of further aligning the interests of the NEOs with those of our stockholders, the Company’s Recoupment Policy allows the Committee to require any participant or former participant in the Executive Bonus Plan or recipient of performance-based equity awards in any of the prior three years to repay to the Company all or a portion of the amount received in connection with a fiscal year in which either (i) there was a recalculation of a financial or other performance metric related to the determination of a bonus award or performance-based equity award due to an error in the original calculation or (ii) there was a restatement of earnings for the Company due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting policy, rules or regulation; and (iii) the restated earnings or corrected performance measurement would have (or likely would have) resulted in a smaller award than the amount actually received by the participant. A similar recoupment provision is extended to non-executives who participate in other Company incentive programs.

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the tax deductibility of compensation (including performance-based compensation) in excess of $1,000,000 per year paid by a public company to its “covered employees.” The Committee considers the tax and

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Compensation Discussion and Analysis

accounting consequences, including those stemming from changes to Section 162(m) of the Code, as one factor when making a decision regarding executive compensation.

Under the recent tax legislation, for taxable years beginning after December 31, 2017, there is no longer an exception to the deductibility limit for qualifying “performance-based compensation” unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 and not materially modified afterwards (the scope of which is currently uncertain). Also under the recent legislation, the definition of “covered employees” has been expanded to include a company’s chief financial officer, in addition to the chief executive officer and three other most highly paid executive officers. Any individual who has been a “covered employee” in any taxable year beginning after December 31, 2016 remains a covered employee in all future years.

The Committee continues to evaluate the changes to Section 162(m) and retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate, including to recognize performance, meet market demands and retain key executives.

Employment Contracts

As a general matter, all Company employees are employed on an “at-will” basis, and the Company does not enter into employment agreements except with respect to confidentiality, non-compete and non-solicitation provisions, and as may be customary in regions outside of the United States (as is the case with Mr. Beyer’s compensation arrangements, discussed below).

Mr. Hartman’s Compensation Arrangements

Effective November 9, 2014, the Company entered into a letter agreement with Mr. Hartman, outlining the terms of his employment as President and CEO of the Company (the “CEO Employment Letter”). The CEO Employment Letter was amended as of December 28, 2020. The CEO Employment Letter provided Mr. Hartman with a minimum base salary of $710,000 and a target bonus equal to 100% of his annual base salary. The CEO Employment Letter also provides that Mr. Hartman is subject to certain restrictive covenants, including confidentiality and non-disparagement covenants, and two-year post-termination restrictions on competition and solicitation of the Company’s customers and employees. Additionally, as outlined in the CEO Employment Letter, Mr. Hartman participates in the Executive Severance Plan as described below. The December 28, 2020 amendment updated the terms of Mr. Hartman’s employment in connection with the designation of Largo, Florida as the Company’s headquarters. As with several other Executive Officers, including Mr. Garner, the terms of employment were updated to note that the Company would provide an office for him near his residence for when he was not at the Largo headquarters, and to provide for Delaware as the source of controlling law and the exclusive forum for any disputes concerning the employment terms.

Mr. Hartman was awarded an equity grant on February 24, 2015 (“CEO Performance Award”) in the form of PSUs under the Amended and Restated 2015 Long-Term Incentive Plan. The CEO Performance Award provided for a target number of 100,000 PSUs, with the actual number of PSUs earned ranging from 0% to a maximum of 200% of target depending on the Company’s total stockholder return relative to the S&P 1500 Health Care Equipment Select Index (the “Peer Index”) over the performance period of January 1, 2015 to December 31, 2019.

The CEO Performance Award presented Mr. Hartman with the opportunity to earn a superior payment for superior Company performance based on the Company’s total stockholder return relative to the Peer Index. Total stockholder return, compared to the Peer Index, was selected by the Compensation Committee as the CEO Performance Award’s sole performance measure in order to provide strong alignment with stockholder interests and permit multi-year performance measurement without the need to establish multi-year goals. A rigorous payout schedule was established, so that substantial outperformance was required in order to earn awards above target levels. No PSUs were to be earned unless the Company’s total stockholder return exceeds the Peer Index by at least 2.0%, and in order for Mr. Hartman to earn the maximum number of PSUs, our total stockholder return for the performance period was to exceed the index by 15.8%.

As described more fully in the April 2020 Proxy Statement, as of December 31, 2019, the Company’s actual performance based on total stockholder return during the performance period was 22.61% relative to the Peer Index (16.54%), or 6.07% above the

42	2021 Proxy Statement

Compensation Discussion and Analysis

threshold level required for Mr. Hartman to earn an award of the PSUs. Based on the outperformance, Mr. Hartman earned 104,000 shares based on the terms of the Performance Award, as certified by the Compensation Committee as of January 31, 2020.

Mr. Beyer’s Service Agreement

Mr. Beyer and CONMED U.K. Limited entered into a Service Agreement, dated April 25, 2019, outlining the terms of his continued employment as President, International (the “Service Agreement”). The Service Agreement provides Mr. Beyer with a base salary of £319,000, as well as a monthly car allowance of £1,000. Mr. Beyer may also participate in CONMED U.K. Limited’s occupational pension scheme, to which CONMED U.K. Limited will make contributions of £10,000 per annum for each year Mr. Beyer participates. CONMED U.K. Limited will also pay Mr. Beyer a pension allowance of £69,382.34, which it reserves the right to vary or withdraw at any time. Mr. Beyer may be awarded discretionary bonuses from time to time and may also be eligible to participate in the Executive Severance Plan (as described below) and the CONMED Corporation Executive Bonus Plan (as described above), and may also receive certain medical, life and disability insurance benefits.

Either party may terminate Mr. Beyer’s employment under the Service Agreement on six months written notice. CONMED U.K. Limited may terminate the agreement with immediate effect by paying to Mr. Beyer, within 28 days of giving notice of such termination, all or the remaining part of Mr. Beyer’s base salary for the then unexpired period of notice. In such event, the Company may reduce the payments or benefits otherwise due to Mr. Beyer under the Executive Severance Plan to avoid duplication of payments or benefits. Upon such termination, the Company may require Mr. Beyer not to perform any services (or perform only specified services) in accordance with garden leave policies applicable to employees in the U.K. Under the Service Agreement, Mr. Beyer is subject to certain restrictive covenants, including confidentiality covenants and restrictions on competition and solicitation of the Company’s customers and employees that range from six-months to one-year post-termination.

As a supplement to Mr. Beyer’s Service Agreement, in connection with Mr. Beyer assuming additional responsibilities for the U.S. Orthopedic business, the Company committed to provide Mr. Beyer with the use of an apartment to use when travelling to Largo, Florida to manage the Orthopedic business, as well as a rental car. Although the Company pays for these directly, the costs for these items are included in the ‘Other Compensation” column of the summary compensation table pursuant to SEC guidance with respect to perquisites. In addition, the Company provided Mr. Beyer with a supplemental salary in the United States of $10,000, to cover the estimated cost for health insurance premiums in the United States for Mr. Beyer, and his wife.

Executive Severance Plan

The Company maintains an executive severance plan (the “Executive Severance Plan”) in which all of the NEOs as of December 31, 2020 participated. The CEO’s benefit under the Executive Severance Plan is two (2.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination and three (3.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. The CFO’s benefit under the plan is one and one-half (1.5) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination and two and one-half (2.5) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. Each other NEO’s severance benefit is one (1.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination without cause or for good reason and two (2.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned level for a change in control involuntary termination without cause or for good reason. Benefits due to a participant under the Executive Severance Plan may be reduced or eliminated in the event that the participant receives duplicative termination payments or benefits under any other plan, program, policy, individually negotiated agreement or other arrangement.

For purposes of the Executive Severance Plan, “Cause” generally means the NEO’s willful and continued failure to substantially perform his or her duties or willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. “Good Reason” generally includes any material and adverse change in the NEO’s duties, responsibilities, titles or offices with the Company, a material reduction in the rate of annual base salary or annual target bonus opportunity, or any requirement that the NEO be based more than 50 miles from the office where he or she is located.

2021 Proxy Statement	43

Compensation Discussion and Analysis

“Change in Control” generally means a change in the majority combined voting power of the Company (other than transactions involving related parties), the stockholders approve a plan of complete liquidation or dissolution of the Company, or a sale of all or substantially all of the Company’s assets. Change in Control benefits apply for involuntary terminations without Cause or for Good Reason within the two (2) year period following a Change in Control. The Executive Severance Plan also contains certain restrictive covenants, including a non-disparagement covenant and one-year post-termination restrictions on competition and solicitation of the Company’s customers and employees.

The Compensation Committee periodically reviews the Executive Severance Plan as part of its overall review of the executive compensation program. No changes were made for 2020.

44	2021 Proxy Statement

Compensation Committee Report on Executive Compensation

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

Mark Tryniski (Chair)	Brian Concannon

LaVerne Council	Charles Farkas

Jerome J. Lande

2021 Proxy Statement	45

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[6] ($)	Total

Curt R. Hartman – Chair, President & Chief Executive Officer	2020	$888,324	$—	$—	$4,674,000	$766,630	$—	$132,666	$6,461,620
	2019	$842,489	$—	$—	$4,136,000	$1,065,900	$—	$135,871	$6,180,260
	2018	$790,917	$—	$—	$2,618,000	$1,081,060	$—	$102,399	$4,592,376

Todd W. Garner – Executive Vice President and Chief Financial Officer	2020	$478,833	$—	$—	$1,208,400	$283,953	$—	$63,718	$2,034,904
	2019	$439,187	$60,000	$504,064	$992,640	$382,529	$—	$59,325	$2,437,745
	2018	$423,390	$—	$404,880	$571,680	$377,363	$—	$74,430	$1,851,743

Patrick J. Beyer – President, CONMED International[7]	2020	$477,334	$—	$—	$1,254,000	$283,393	$—	$171,728	$2,186,455
	2019	$415,796	$50,000	$—	$1,158,080	$331,908	$—	$129,637	$2,085,421
	2018	$384,710	$—	$—	$852,720	$273,551	$—	$115,232	$1,626,213

John E. (Jed) Kennedy – Group Executive Vice President, Advanced Endoscopic Technologies	2020	$358,174	$—	$488,450	$216,600	$171,127	$—	$43,627	$1,277,978

Stanley W. (Bill) Peters – Vice President & General Manager, U.S. Advanced Surgical	2020	$386,468	$—	$—	$706,800	$185,648	$—	$48,635	$1,327,551
	2019	$371,833	$35,000	$—	$661,760	$243,437	$—	$208,394	$1,520,424
	2018	$359,207	$—	$—	$478,720	$266,599	$—	$112,100	$1,216,626

(1)

Salary reflects actual salary earned. Salary levels are adjusted annually, typically in March. Accordingly, any salary levels listed in the CD&A may not match amounts actually paid during the course of the year.

(2)	There were no discretionary bonus payments made for the performance in 2020. See note 5 regarding earnings under the Company’s Executive Bonus Plan for 2020.

(3)

Amounts in this column reflect the grant date fair value of RSUs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 9, (“Stockholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2020 Annual Report on Form 10-K (available at https://www.conmed.com/en/about-us/investor-relations/investor-information/investor-relations).

(4)

Amounts in this column reflect the grant date fair value of stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 9, (“Stockholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2020 Annual Report on Form 10-K.

(5)

Non-Equity Incentive Plan Compensation represents earnings under the Company’s Executive Bonus Plan and is calculated as a percentage of each NEO’s Salary (as defined in the CD&A). See “Executive Bonus Plan Performance Goals for 2020” on page 36 in the CD&A for an additional discussion of 2020 annual incentive payments under the Company’s Executive Bonus Plan.

(6)	All 2020 Other Compensation consists of the following:

	401(k) Employer Contributions(a)	Benefit Restoration Plan Employer Contributions(b)	Certain Other Payments(c)	Total All Other Compensation

Curt R. Hartman	$19,500	$113,166	$—	$132,666

Todd W. Garner	$19,500	$44,218	$—	$63,718

Patrick J. Beyer	$—	$—	$171,728	$171,728

John E. (Jed) Kennedy	$19,500	$24,127	$—	$43,627

Stanley W. (Bill) Peters	$19,500	$28,023	$1,112	$48,635

(a)	Amounts represent 2020 Company contributions to employee 401(k) plan accounts on the same terms offered to all other employees.

(b)	Amounts represent 2020 Company contributions to the Benefits Restoration Plan (“BRP”).

(c)

For Mr. Beyer, other payments include retirement plan payments of $129,586 for participation in a program designed to compensate him in a similar fashion as the BRP in accordance with practices in the UK, and payments of $16,338 in respect of his U.K. car allowance as provided for in his Service Agreement. Also included in the ‘Certain Other Payments column are $14,517 representing the rental cost of a Company-provided apartment, a supplemental payment of $10,000 to cover the projected cost for health insurance under standard employees plans made available to employees in

46	2021 Proxy Statement

Summary Compensation Table

the United States, and $1,287 for the cost of a rental car, that the Company provides for Mr. Beyer in connection with his travel to Largo, Florida from his home in the U.K. in order to manage the U.S. Orthopedic business. For Mr. Peters, such payments include income from a disqualified disposition of shares from the Employee Stock Purchase Plan. All other compensation does not include the costs for health insurance, long-term disability insurance, life insurance and other benefits generally available to other employees on the same terms as those offered to the officers listed above. As disclosed above, Mr. Hartman and Mr. Garner had imputed income as a result of their spouse, family member or guests accompanying them on business flights. As there was no incremental cost to the Company for such flights, there is no incremental value for perquisite purposes included in the ‘Other Compensation” column.

(7)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, all of his cash compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rates as of December 31, 2020, December 31, 2019 and December 31, 2018, respectively, (the last business day of the year) of £0.735, £0.761 and £0.785 to U.S. $1.00. If we had converted Mr. Beyer’s 2020 total compensation at the December 31, 2019 spot exchange rate, his total compensation would have been $2,154,654.

2021 Proxy Statement	47

Grants of Plan-Based Awards

The table below summarizes the estimated cash awards under the Executive Bonus Plan as well as equity compensation granted during 2020. Information regarding the terms of these awards can be found under the headings “Executive Bonus Plan” and “Annual Equity Compensation” in the CD&A.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	All Other Option Awards: Number of Securities Underlying Options (#)[2]	Exercise or Base Price of Option Awards ($/sh)[3]	Grant Date Fair Value of Stock and Option Awards ($)[4]

Curt R. Hartman	3/2/2020	—	—	—	—	—	—	—	205,000	$97.69	$4,674,000
	7/16/2020	$635,003	$984,500	$1,969,000	—	—	—	—	—	—	—

Todd W. Garner	3/2/2020	—	—	—	—	—	—	—	53,000	$97.69	1,208,400
	7/16/2020	$235,199	$364,650	$729,300	—	—	—	—	—	—	—

Patrick J. Beyer[5]	3/2/2020	—	—	—	—	—	—	—	55,000	$97.69	$1,254,000
	7/16/2020	$237,191	$367,738	$735,746	—	—	—	—	—	—	—

John E. (Jed) Kennedy	3/2/2020	—	—	—	—	—	—	—	9,500	$97.69	$216,600
	3/2/2020	—	—	—	—	—	—	5,000		—	$488,450
	7/16/2020	$150,440	$228,459	$456,918	—	—	—	—	—	—	—

Stanley W. (Bill) Peters	3/2/2020	—	—	—	—	—	—	—	31,000	$97.69	$706,800
	7/16/2020	$150,528	$233,376	$466,752	—	—	—	—	—	—	—

(1)

Non-Equity Incentive Compensation represents earnings under the Company’s Executive Bonus Plan. The threshold, target and maximum compensation for all NEOs is a percentage of Salary (as defined in the CD&A) at December 31, 2020. The compensation is based on financial factors as well as individual goals as further described in the Executive Bonus Plan section of the CD&A. During 2020, Mr. Hartman, Mr. Garner, Mr. Beyer, Mr. Kennedy and Mr. Peters earned non-equity incentive compensation equal to 86%, 58%, 54%, 45% and 48%, respectively, of their base salaries.

(2)

RSU awards granted as of March 2, 2020 vest annually over a period of four years. The amounts shown in column (j) represent the total stock options awarded to the NEOs. Stock option awards granted as of March 2, 2020 for all NEOs vest annually over a period of five years.

(3)	Represents the closing market price of a share of common stock on the date of the grant of the option award.

(4)

Amounts in this column reflect the grant date fair value of RSUs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 9, (“Stockholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2020 Annual Report on Form 10-K.

(5)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his non-equity incentive plan compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 31, 2020 (the last business day of the year) of £0.735 to U.S. $1.00.

Material terms related to the NEOs’ compensation are described in the CD&A, footnotes to the Summary Compensation Table, Grants of Plan-Based Awards table and under the section “Potential Payments on Termination or Change-in-Control”.

48	2021 Proxy Statement

Outstanding Equity Awards At Fiscal Year-End

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	Option Awards[3]					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Curt R. Hartman	2/27/2015	148,300	—	$51.30	2/27/2025	—	—	—	—
	3/1/2016	—	34,000	$39.87	3/1/2026	—	—	—	—
	3/1/2017	95,490	63,660	$41.93	3/1/2027	—	—	—	—
	3/1/2018	70,000	105,000	$59.96	3/1/2028	—	—	—	—
	3/1/2019	40,000	160,000	$78.76	3/1/2029	—	—	—	—
	3/2/2020	—	205,000	$97.69	3/2/2030	—	—	—	—

Todd W. Garner	1/2/2018	—	—	—	—	4,000	$448,000	—	—
	1/2/2018	19,200	28,800	$50.61	1/2/2028	—	—	—	—
	3/1/2019	—	—	—	—	4,800	$537,600	—	—
	3/1/2019	9,600	38,400	$78.76	3/1/2029	—	—	—	—
	3/2/2020	—	53,000	$97.69	3/2/2030	—	—	—	—

Patrick J. Beyer	2/27/2015	50,700	—	$51.30	2/27/2025	—	—	—	—
	3/1/2016	44,240	11,060	$39.87	3/1/2026	—	—	—	—
	3/1/2017	34,200	22,800	$41.93	3/1/2027	—	—	—	—
	3/1/2018	22,800	34,200	$59.96	3/1/2028	—	—	—	—
	3/1/2019	11,200	44,800	$78.76	3/1/2029	—	—	—	—
	3/2/2020	—	55,000	$97.69	3/2/2030	—	—	—	—

John E. (Jed) Kennedy	3/1/2016	—	4,940	$39.87	3/1/2026	—	—	—	—
	3/1/2017	—	10,000	$41.93	3/1/2027	—	—	—	—
	3/1/2018	—	16,200	$59.96	3/1/2028	—	—	—	—
	3/1/2019	—	—	—		3,750	$420,000	—	—
	3/1/2019	—	7,600	$78.76	3/1/2029	—	—	—	—
	3/2/2020	—	—	—		5,000	$560,000	—	—
	3/2/2020	—	9,500	$97.69	3/2/2030	—	—	—	—

Stanley W. (Bill) Peters	2/27/2015	30,000	—	$51.30	2/27/2025	—	—	—	—
	3/1/2016	10,160	6,540	$39.87	3/1/2026	—	—	—	—
	3/1/2017	19,800	13,200	$41.93	3/1/2027	—	—	—	—
	3/1/2018	12,800	19,200	$59.96	3/1/2028	—	—	—	—
	3/1/2019	6,400	25,600	$78.76	3/1/2029	—	—	—	—
	3/2/2020	—	31,000	$97.69	3/2/2030	—	—	—	—

(1)	Stock options for all NEOs vest annually over a period of five years beginning on the date of grant.

(2)	RSUs for all NEOs vest annually over a period of four years beginning on the date of grant.

(3)	All outstanding option awards are SARs or stock options.

(4)	Value shown for unvested RSUs is based on the December 31, 2020 (the last trading day of the year) closing stock price on the NYSE of $112.00.

2021 Proxy Statement	49

Option Exercises and Stock Vested

(a)	(b)	(c)	(d)	(e)

	Option Awards[1]		Stock Awards[3]

Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise[2] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[4] ($)

Curt R. Hartman	136,000	$9,012,720	106,250	$10,787,660

Todd W. Garner	—	$—	3,600	$373,884

Patrick J. Beyer	—	$—	725	$68,614

John E. (Jed) Kennedy	22,120	$968,730	1,575	$149,058

Stanley W. (Bill) Peters	16,000	$957,421	425	$40,222

(1)	Amount relates to option exercises during 2020.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price of the option and the market price of the Common Stock on the date of exercise.

(3)	Amount relates to the RSUs that vested during 2020 and for Mr. Hartman includes 104,000 PSUs that vested in 2020.

(4)	Calculated by multiplying the number of shares vested by the market price of the Common Stock on the date of vesting.

50	2021 Proxy Statement

Non-qualified Deferred Compensation

The table below shows the executive contributions, Company contributions and aggregate earnings related to deferred compensation for all NEOs during 2020. Effective January 1, 2010, the Company began offering a Benefits Restoration Plan to eligible employees, including all NEOs. This plan provides the opportunity to defer receipt of up to 50% of base salary and up to 100% of bonus compensation and to receive 7% matching contributions from the Company that would otherwise be unavailable under our 401(k) plan because of limits imposed by the Code. Refer to the section “Retirement Benefits—Benefits Restoration Plan” in the CD&A for further details.

(a)	(b)	(c)	(d)	(e)	(f)

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Curt R. Hartman	$380,450	$113,166	$439,316	$—	$3,046,554

Todd Garner	$53,395	$44,218	43,426	$—	$246,384

John E. (Jed) Kennedy	$221,156	$24,127	$108,161	$—	$353,444

Stanley W. (Bill) Peters	$50,000	$28,023	$55,610	$—	$489,220

(1)	Executive contributions related to the Benefit Restoration Plan were included in earnings in 2020 and reported in the Summary Compensation Table above.

(2)	Registrant contributions related to the Benefit Restoration Plan were included in earnings in 2020 and reported in the Summary Compensation Table above.

2021 Proxy Statement	51

Potential Payments on Termination or Change in Control

Termination/No Change in Control

The table below represents the payments the NEOs would receive if they were terminated by the Company without cause or resigned for good reason on December 31, 2020 and no change in control had occurred. The table assumes the termination by the Company without cause (as defined in the Executive Severance Plan) with respect to each NEO. No payments will be made, other than accrued benefits, if an NEO is terminated for cause or resigns without good reason.

Name	Salary Continuation or Severance ($)[1]

Curt R. Hartman	$3,622,530

Todd W. Garner	$1,274,161

Patrick J. Beyer[2]	$864,023

John E. (Jed) Kennedy	$584,775

Stanley W. (Bill) Peters	$621,003

(1)

For each NEO, amount represents the sum of the executive’s base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2020 multiplied by the applicable severance multiple as defined in the Executive Severance Plan payable as a lump sum. The severance multiple is defined as two (2.0) for Mr. Hartman, one and one-half (1.5) for Mr. Garner and one (1.0) for each other NEO.

(2)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 31, 2020 (the last business day of the year) of £0.735 to U.S. $1.00.

Under the terms of the Company’s equity award programs, the vesting date for all outstanding stock options, SARs and RSUs granted to any NEO would accelerate to the date of termination due to death or disability. In those circumstances, the value of equity awards vesting would be the same as described below for a termination in connection with a change in control.

52	2021Proxy Statement

Potential Payments on Termination or Change in Control

Termination/Change in Control

The table below represents the earnings the NEOs would receive upon a qualifying termination in connection with a change in control on December 31, 2020 under the Executive Severance Plan and under the terms of the Benefits Restoration Plan as further described in the CD&A.

Name	Salary Continuation or Severance ($)[1]	Intrinsic Value of Unvested Stock Awards ($)[2]	Intrinsic Value of Unvested Options and SARs ($)[2]	Value of Unvested Company BRP Contributions ($)	Total ($)

Curt R. Hartman	$5,598,590	$—	$20,629,226	$—	$26,227,816

Todd W. Garner	$2,135,371	$985,600	$3,802,878	$61,748	$6,985,597

Patrick J. Beyer[3]	$1,697,212	$—	$6,451,324	$—	$8,148,536

John E. (Jed) Kennedy	$1,190,133	$980,000	$2,288,639	$—	$4,458,772

Stanley W. (Bill) Peters	$1,265,043	$—	$3,690,376	$—	$4,955,419

(1)

Amount represents the sum of the executive’s base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2020 multiplied by the applicable severance multiple. The severance multiple is defined as three (3.0) for Mr. Hartman, two and one-half (2.5) for Mr. Garner and two (2.0) for each other NEO.

(2)

As described above in the CD&A under “Annual Equity Compensation,” unvested equity awards held by each NEO are subject to accelerated vesting upon a qualifying termination in connection with a change in control. The intrinsic value of unvested equity awards is calculated by taking the product of (a) $112.00, which was the closing market price of our common stock as of December 31, 2020, (the last business day of the year) less the exercise price of any stock option or SAR, and (b) the number of stock awards subject to acceleration. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” for information on the awards and the unvested portion of such awards.

(3)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his salary continuation or severance is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 31, 2020 (the last business day of the year) of £0.735 to U.S. $1.00.

(4)

No NEOs would receive any other accelerated or enhanced deferred compensation payments or benefits upon a change in control other than as described in this table. As described in the CD&A under “Retirement Benefits – Benefits Restoration Plan”, upon a change in control, the unvested portion of each NEO’s account will automatically become vested.

2021 Proxy Statement	53

Director Compensation

The Company uses a mix of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors, and to ensure directors interests are aligned with those of our stockholders. Director compensation consists of a mix of an annual retainer and equity compensation for non-employee directors.

The Compensation Committee and the full Board of Directors generally review director fees at least every three years. The Compensation Committee reviewed the fees in 2018 with the assistance of Radford, the Compensation Committee’s compensation consultant. During 2018, Radford recommended that the Board consider increasing the cash compensation elements of the director compensation. Based on the Radford recommendation, the cash retainer fee for non-employee directors is $60,000 per year, with the Lead Independent Director receiving $110,000 per year. With respect to equity compensation, Directors receive equity with a Black Scholes valuation of $150,000 with a value ratio of 1:3 of stock options to RSUs.

Cash Compensation Paid to Directors

For 2020, the Director Cash Fee Compensation was as described below:

Director Cash Fee Compensation Plan

Annual Retainer Total (Paid Quarterly)

Lead Independent Director	$110,000

Directors (Non-Executive only)	$60,000

Audit Committee Chair	$30,000

Audit Committee Member	$15,000

Governance, Compensation or Strategy Committee Chair	$15,000

Governance, Compensation or Strategy Committee Member	$7,500

54	2021 Proxy Statement

Director Compensation

Equity Compensation Awarded to Directors

In 2020, each non-employee director, received grants of approximately $150,000 which equated to 1,843 stock options and 1,521 RSUs, which, in each case, will vest on June 1, 2021. The 2020 awards were issued from the Amended and Restated 2020 Non-Employee Director Equity Compensation Plan.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Total ($)

David Bronson	$90,000	$112,463	$37,487	$239,950

Brian P. Concannon	$75,000	$112,463	$37,487	$224,950

LaVerne Council	$75,000	$112,463	$37,487	$224,950

Charles M. Farkas	$78,125	$112,463	$37,487	$228,075

Martha Goldberg Aronson	$104,167	$112,463	$37,487	$254,117

Jerome J. Lande	$79,375	$112,463	$37,487	$229,325

Barbara J. Schwarzentraub	$75,000	$112,463	$37,487	$224,950

Mark E. Tryniski	$99,583	$112,463	$37,487	$249,533

Dr. John L. Workman	$91,875	$112,463	$37,487	$241,825

(1)

Cash fees paid to directors may not match the amounts listed in the Director Cash Fee Compensation Plan above due to changes in the committee assignments during the course of 2020, and due to when individual directors commenced or terminated service as a director. The fees earned or paid in cash with respect to Mr. Lande include amounts paid directly to Scopia Capital Management LP (“Scopia”) pursuant to the arrangement as further described below.

(2)

Amounts in these columns reflect the grant date fair value of RSUs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 9, (“Stockholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2020 Annual Report on Form 10-K (available at https://www.conmed.com/en/about-us/investor-relations/investor-information/investor-relations).

Below is a summary of the stock options, SARs and RSUs outstanding for non-employee Directors as of December 31, 2020.

Name	Stock Option & SAR Awards Outstanding (#)	Stock Awards Outstanding (#)

David Bronson	16,622	1,521

Brian P. Concannon	18,622	1,521

LaVerne Council	2,830	1,521

Charles M. Farkas	17,622	1,521

Martha Goldberg Aronson	15,622	1,521

Jerome J. Lande	6,008	1,521

Barbara J. Schwarzentraub	3,358	1,521

Mark E. Tryniski	25,215	1,521

Dr. John L. Workman	16,622	1,521

At the request of Mr. Lande, in order to comply with internal compliance and compensation policies of Scopia, Mr. Lande’s employer (and then a stockholder of CONMED), Mr. Lande’s cash director fees have been paid by the Company directly to Scopia. Other than redirecting Mr. Lande’s cash fees to Scopia, Mr. Lande’s cash fees are the same as the fees that any other director serving on the same committees would receive.

2021 Proxy Statement	55

Director Compensation

Director Stock Ownership Requirements and Policy Prohibiting Hedging and Pledging Policy of Company Stock

In order to give the directors a direct stake in the Company’s future and to directly align their interests with those long-term interests of the stockholders, effective July 31, 2009 (and subsequently amended effective December 31, 2013), the Company adopted guidelines to encourage outright share ownership by directors. The ownership guidelines require directors to own four times their annual board retainer fee. Any new directors will be required to be in compliance with these guidelines within five years of becoming subject to this policy. The following share types are included under these guidelines: shares directly owned, shares jointly owned, estimated net after tax shares of unvested RSUs and shares held in saving plan accounts. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.

The Company’s director stock ownership guidelines also state that the Company grants stock-based incentives in order to align the interests of its directors with the interests of its stockholders. Accordingly, the Company prohibits directors from hedging or pledging Company stock, or from buying or selling derivative securities related to the Company’s stock, such as puts or calls on Company stock, since such securities may diminish the alignment that the Company is trying to foster. This policy does not prohibit directors from purchasing the Company’s convertible notes or any other security issued directly by the Company that may be a derivative from or into the Company’s common stock.

All directors were in compliance with these guidelines as assessed as of December 31, 2020.

56	2021 Proxy Statement

Pay Ratio

We are required by SEC rules adopted under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.

During fiscal 2020, the principal executive officer of the Company was our Chair of the Board, President and Chief Executive Officer, Curt Hartman. For 2020, Mr. Hartman’s total annual compensation was $6,461,620 and for our median employee was approximately $41,247 resulting in an estimated pay ratio of 157:1.

We identified the median employee by using all 3,386 active employees of the Company and its consolidated subsidiaries (excluding Mr. Hartman) as of December 31, 2020, whether employed full-time or part-time. We believe this is reasonable as there have been no changes to compensation or to the composition of our employees that would materially affect our pay ratio. Taxable earnings consisted of (A) base salary, (B) the target bonus, commission and/or management bonus paid during the period, (C) the estimated accounting value of any equity awards granted during the period, (D) other miscellaneous compensation items. Where applicable, currency of earnings was converted to U.S. dollars using an exchange rate as of our determination date.

After identifying our median employee, who is located in the U.S., in accordance with SEC rules we calculated 2020 annual total compensation for both the median employee and Mr. Hartman using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2021 Proxy Statement	57

Board of Directors and Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Transactions

The Company’s Board of Directors, which is presently composed of David Bronson, Brian P. Concannon, LaVerne Council, Charles M. Farkas, Martha Goldberg Aronson, Curt R. Hartman, Jerome J. Lande, Barbara J. Schwarzentraub, Mark E. Tryniski and Dr. John L. Workman, establishes the compensation plans and specific compensation levels for Mr. Hartman and for other executive officers through the Compensation Committee, and administers the Company’s equity incentive plans through the Compensation Committee. No member of our Compensation Committee is or has been an officer or employee of the Company. No member of our Compensation Committee or our Board is or has been in 2020 an executive officer of another entity at which one of our executive officers serves or has in 2020 served on either the board of directors or compensation committee.

In March 2003, the Audit Committee adopted a policy specifying that it would pre-approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, other than related party transactions to any person or entity that are, individually or in the aggregate on an annual basis, less than $5,000. This was recently reaffirmed in the Audit Committee Charter adopted as of January 2020. Pursuant to the related-party policy, which the Audit Committee reviews annually, requests for pre-approvals can be submitted to the Chair of the Audit Committee for pre-approval, with the Chair to report any such pre-approvals at the next scheduled meeting of the Audit Committee. Under the policy, such related-person transactions as further defined in the Company’s related-party policy must be approved or ratified by the Audit Committee. Further, any related-party transaction in which the projected spending is over $50,000 requires management to secure competitive bids to ensure that any proposal is reasonable with respect to costs. The Committee may also determine that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board. Related persons include any of our directors or executive officers and their family members.

In considering whether to approve or ratify any related-person transaction, the chair or Committee, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to: the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; the Company’s prior dealings, if any, with the related party; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related-person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware.

The Company employs Devon Irvin (Hartman), who became the daughter-in-law of Mr. Hartman during 2020, as a sales representative. As such, she is paid a commission at the same rates provided to other sales representatives, with the commissions earned varying based on the sales achieved within the individual sales representative’s territory. In addition, she is eligible to participate in other compensation programs, such as the 401(k) or Retirement Savings Plan described at page 40, on the same terms available to all other employees. During 2020, she earned total compensation between $120,000 and $150,000.

58	2021 Proxy Statement

Insurance for Directors and Officers

The Company has entered into directors’ and officers’ insurance policies with Travelers Casualty and Surety Company of America, Allied World Assurance Company, CNA Financial Corporation, Illinois National Insurance Company, and XL Specialty Insurance Co. covering the period from May 31, 2020 through May 30, 2021 at a total cost of $761,280 which covers directors and officers of the Company and its subsidiaries.

2021 Proxy Statement	59

Annual Report

The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is being made available to stockholders of record on March 29, 2021 through the Notice of Internet Availability that was mailed to stockholders on April 9, 2021. Except for the Company’s Form 10-K for the fiscal year ended December 31, 2020, which is hereby incorporated by reference into this Proxy Statement, no other part of the Company’s Annual Report to Stockholders is incorporated by reference nor shall it constitute a part of the proxy soliciting material or be deemed “filed” with the SEC.

60	2021 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 29, 2021, by each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the NEOs, and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Patrick J. Beyer	7,807	*

David Bronson	12,442	*

Brian P. Concannon	13,906	*

LaVerne Council	599	*

Charles M. Farkas	16,910	*

Todd W. Garner	6,010	*

Martha Goldberg Aronson	8,942	*

Curt R. Hartman	122,857	*

John E. (Jed) Kennedy	7,375	*

Jerome J. Lande	8,407	*

Stanley W. (Bill) Peters	1,147	*

Barbara J. Schwarzentraub	895	*

Mark E. Tryniski	42,889	*

Dr. John L. Workman	17,442	*

Directors and executive officers as a group (19 persons)(1)	317,306	1.1

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	4,477,801	15.7

The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	3,002,388	10.5

Champlain Investment Partners, LLC(4) 180 Battery Street Burlington, Vermont 05401	1,692,014	5.9

Earnest Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309(5)	1,575,336	5.5

Unless otherwise set forth above, the address of each of the above listed stockholders is c/o CONMED Corporation, 11311 Concept Boulevard, Largo, FL 33773.

*	Less than 1%.

(1)

As of March 29, 2021, the Company’s directors and executive officers as a group (19 persons) are the beneficial owners of 317,306 shares of Common Stock (excluding RSUs, Stock Options and SARs), which is approximately 1.1% of the Common Stock outstanding.

(2)

An Amendment to Schedule 13G filed with the SEC by BlackRock, Inc. on February 5, 2021 indicates beneficial ownership of 4,477,801 shares of Common Stock by virtue of having sole voting power over 4,441,560 shares of Common Stock and sole power to dispose of 4,477,801 shares of Common Stock in its role as investment advisor for certain funds.

(3)

An Amendment to Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 10, 2021 indicates beneficial ownership of 3,002,388 shares of Common Stock by virtue of having sole voting power over 0 shares of Common Stock, shared voting power over 63,152 shares of Common Stock, sole power to dispose of 2,916,123 shares of Common Stock and shared power to dispose of 86,265 shares of Common Stock.

(4)

An Amendment to Schedule 13G filed with the SEC by Champlain Investment Partners, LLC on February 12, 2021 indicates beneficial ownership of 1,692,014 shares of Common Stock by virtue of having sole power to vote over 1,298,649 shares and sole power to dispose of 1,692,014 shares.

(5)

A Schedule 13G filed with the SEC by Earnest Partners, LLC. on February 17, 2021 indicates beneficial ownership of 1,575,336 shares of Common Stock by virtue of having sole voting power over 1,011,683 shares of Common Stock and sole power to dispose of 1,575,336 shares of Common Stock in its role as investment advisor for certain funds.

On March 29, 2021, the record date, there were 512 stockholders of record of the Company’s Common Stock.

2021 Proxy Statement	61

Delinquent Section 16(a) Reports

Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, 16a-3(e) thereunder, each person who, at any time during its fiscal year ended December 31, 2020, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock that failed to file on a timely basis any such reports. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to the Company and certain representations made to the Company, the Company believes that there were no late filings during 2020.

62	2021 Proxy Statement

Daniel S. Jonas

Secretary

ConMed Corporation

11311 Concept Blvd.

Largo, FL 33773 Direct Dial (315) 624-3208

April 9, 2021

To: Owners of CONMED Stock Fund held in CONMED’s Retirement Savings Plan

As described in the attached materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Stockholders of CONMED Corporation (the “Company”). We hope you will take advantage of the opportunity to direct the manner in which shares of the CONMED Common Stock Fund owned by you in the Retirement Savings Plan (the “Shares”) will be voted.

Enclosed with this letter is a voting instruction ballot, which will permit you to vote the Shares. The Proxy Statement and Annual Financials are available at www.investorvote.com/CNMD. After you have reviewed the Proxy Statement, we urge you to vote your Shares by marking, dating, signing and returning the enclosed voting instruction ballot, no later than May 11, 2020, to:

By Regular Mail:	By Overnight Delivery
CONMED Corporation c/o Mediant Communications United States	CONMED Corporation c/o Mediant Communications United States

Mediant Communications will certify the totals to Fidelity Investments (“Fidelity”) for the purpose of having those shares voted by Fidelity.

We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the Shares are not received, the Shares will not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

**Please note that the enclosed material relates only to those shares which you own under the Retirement Savings Plan. You will receive separate voting material for shares related to other plans that are voted independently from this ballot.

Sincerely,

/s/ Daniel S. Jonas

Daniel S. Jonas

Secretary

2021 Proxy Statement

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET Go To: www.proxypush.com/CNMD • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-892-1568 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

CONMED Corporation

Annual Meeting of Stockholders

For Stockholders as of record on March 29, 2021

TIME:	Wednesday, May 19, 2021 01:30 PM, Local Time
PLACE:	Annual Meeting to be held live via the internet

Please visit www.proxydocs.com/CNMD for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Sarah Oliker and Daniel S. Jonas, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of CONMED Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

CONMED Corporation

Annual Meeting of Stockholders

Please make your marks like this: ☒ Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

            FOR ON PROPOSALS 1, 2 AND 3

PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1. Election of Directors
	FOR	WITHHOLD
1.01 David Bronson	☐	☐		FOR

1.02 Brian P. Concannon	☐	☐		FOR

1.03 LaVerne Council	☐	☐		FOR

1.04 Charles M. Farkas	☐	☐		FOR

1.05 Martha Goldberg Aronson	☐	☐		FOR

1.06 Curt R. Hartman	☐	☐		FOR

1.07 Jerome J. Lande	☐	☐		FOR

1.08 Barbara J. Schwarzentraub	☐	☐		FOR

1.09 Mark E. Tryniski	☐	☐		FOR

1.10 Dr. John L. Workman	☐	☐		FOR

2 Ratification of appointment of Pricewaterhouse Coopers, LLP as the Company’s Independent registered accounting firm for the fiscal year ending December 31, 2021	FOR ☐	AGAINST ☐	ABSTAIN ☐	FOR

3. Advisory Vote on Named Executive Officer Compensation	☐	☐	☐	FOR

4. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting

You must register to attend the meeting online and/or participate at www.proxydocs.com/CNMD

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date